SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ECHELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ECHELON CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON October 4, 2016

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the “Special Meeting”) of Echelon Corporation, a Delaware corporation (“Echelon” or the “Company”), will be held on October 4, 2016, at 9:30 a.m. Pacific Time, at our principal executive offices, located at 2901 Patrick Henry Drive, Santa Clara, California 95054, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.        To approve the adoption of the 2016 Equity Incentive Plan;

2.        To ratify the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016; and

3.        To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on August 22, 2016 are entitled to vote at the Special Meeting. A list of stockholders of record entitled to vote at the Special Meeting will be available for inspection at our principal executive offices during the ten (10) calendar days immediately preceding the date of the Special Meeting.

All stockholders of record are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend, please sign and return the Proxy Card or voting instruction card in the envelope enclosed for your convenience, or vote your shares by the Internet or by telephone as promptly as possible. Internet and telephone voting instructions can be found on the attached Proxy Card or voting instruction card.

Sincerely,

/s/ Alicia J. Moore

Alicia J. Moore
SVP, Chief Legal and Administration Officer

Santa Clara, California

August 26, 2016

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

2016 SPECIAL MEETING OF STOCKHOLDERS

NOTICE OF SPECIAL MEETING AND PROXY STATEMENT

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ECHELON CORPORATION

PROXY STATEMENT

FOR

2016 SPECIAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting proxies for the 2016 Special Meeting of Stockholders to be held at 2901 Patrick Henry Drive, Santa Clara, California 95054 on October 4, 2016, at 9:30 a.m. Pacific Time. The address of our principal executive office is 2901 Patrick Henry Drive, Santa Clara, California 95054 and our telephone number at this address is 408-938-5200. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Special Meeting. Please read it carefully.

Beginning on August 26, 2016, copies of this Proxy Statement were first sent to persons who were stockholders at the close of business on August 22, 2016, the Record Date for the Special Meeting.

Costs of Solicitation

Echelon will pay the costs and expenses of soliciting proxies from stockholders.

Certain of our directors, officers, employees and representatives may solicit proxies on our behalf, in person or by written communication, telephone, email, facsimile or other means of communication. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,500 in the aggregate. Arrangements may be made with brokerage houses, custodians, and other nominees for forwarding proxy materials to beneficial owners of shares of our common stock held of record by such nominees and for reimbursement of reasonable expenses they incur. Our costs for such services will not be significant.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on August 22, 2016, are entitled to attend and vote at the Special Meeting. On the record date, 4,430,758 shares of our common stock were outstanding and held of record.

QUESTIONS AND ANSWERS REGARDING OUR SPECIAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to certain questions you may have about the Special Meeting or this Proxy Statement.

Q:	Why am I receiving these proxy materials?

A:         Our Board of Directors is providing these proxy materials to you in connection with our Special Meeting of stockholders, which will take place on October 4, 2016. Stockholders are invited to attend the Special Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What proposals will be voted on at the Special Meeting?

A:         There are two proposals scheduled to be voted on at the Special Meeting:

•	Approval of our 2016 Equity Incentive Plan; and

•	Ratification of the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Q:	What is Echelon’s voting recommendation?

A:         Our Board of Directors unanimously recommends that you vote your shares “FOR” approval of our 2016 Equity Incentive Plan and “FOR” ratification of the appointment of Armanino LLP as our independent registered public accounting firm.

Q:	What happens if additional proposals are presented at the Special Meeting?

A:         Other than the two proposals described in this Proxy Statement, we do not expect any additional matters to be presented for a vote at the Special Meeting. If you are a stockholder of record and grant a proxy, the persons named as proxy holders, Ronald A. Sege, our Chief Executive Officer, and C. Michael Marszewski, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Special Meeting.

Q:	Who can vote at the Special Meeting?

A:         Our Board of Directors has set August 22, 2016 as the record date for the Special Meeting. All stockholders who owned Echelon common stock at the close of business on August 22, 2016 may attend and vote at the Special Meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On August 22, 2016, there were 4,430,758 shares of our common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record as well as those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:         Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of record — If, at the close of business on the record date, your shares were registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and these proxy materials have been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the Proxy Card or to vote in person at the Special Meeting.

Beneficial owners — If, at the close of business on the record date, your shares were not held in your name, but rather in a stock brokerage account or by a bank or other nominee on your behalf, you are considered the beneficial owner of shares held in “street name,” and these proxy materials have been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions your broker, bank or other nominee provides. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, your broker, bank or other nominee may, in its discretion, vote your shares with respect to routine matters but may not vote your shares with respect to any non-routine matters. Please see “What if I do not specify how my shares are to be voted?” for additional information.

Q:	Do I have to do anything in advance if I plan to attend the Special Meeting in person?

A:         Stockholder of record — If you were a stockholder of record at the close of business on the record date, you do not need to do anything in advance to attend and/or vote your shares in person at the Special Meeting, but you will need to present government-issued photo identification for entrance to the Special Meeting.

Beneficial owners — If you were a beneficial owner at the close of business on the record date, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your broker, bank or other nominee who is the stockholder of record with respect to your shares. You may still attend the Special Meeting even if you do not have a legal proxy. For entrance to the Special Meeting, you will need to provide proof of beneficial ownership as of the record date, such as the notice or voting instructions you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of shares as of the record date, and present government-issued photo identification.

Please note that no cameras, recording equipment, large bags, briefcases or packages will be permitted in the Special Meeting.

Q:	How do I vote and what are the voting deadlines?

A:         Stockholder of record — If you are a stockholder of record, you can vote in one of the following ways:

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Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Proxy Card or voting instruction card until 11:59 p.m., Eastern Time, on October 3, 2016, or by following the instructions at www.proxyvote.com.

•	Telephone — You may submit your proxy by following the “Vote by Phone” instructions on the Proxy Card or voting instruction card.

•	Mail — You may indicate your vote by marking, signing and dating the Proxy Card in accordance with the “Vote by Mail” instructions on the Proxy Card or voting instruction card.

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In person — If you plan to attend the Special Meeting in person, you may vote by delivering your completed Proxy Card in person or by completing and submitting a ballot, which will be provided at the Special Meeting.

Beneficial owners — If you are the beneficial owner of shares held of record by a broker, bank or other nominee, you will receive voting instructions from your broker, bank or other nominee. You must follow the voting instructions provided by your broker, bank or other nominee in order to instruct your broker, bank or other nominee how to vote your shares. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. As discussed above, if you are a beneficial owner, you may not vote your shares in person at the Special Meeting unless you obtain a legal proxy from your broker, bank or other nominee.

Q:	How can I change or revoke my vote?

A:         Subject to any rules your broker, bank or other nominee may have, you may change your voting instructions at any time before your shares are voted at the Special Meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with our Chief Legal and Administration Officer, prior to your shares being voted at the Special Meeting, a written notice of revocation or a duly executed Proxy Card, in either case dated later than the prior Proxy Card relating to the same shares, or (2) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent Proxy Card must be received by our Chief Legal and Administration Officer prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent Proxy Card should be hand delivered to our Chief Legal and Administration Officer or should be sent so as to be delivered to our principal executive offices, Attention: Chief Legal and Administration Officer.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) by attending the Special Meeting and voting in person if you have obtained a legal proxy giving you the right to vote the shares from the broker, bank or other nominee who holds your shares.

In addition, a stockholder of record or a beneficial owner who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on October 3, 2016.

Q:	What if I do not specify how my shares are to be voted?

A:         Stockholder of record — If you are a stockholder of record and you submit a proxy but you do not provide voting instructions, your shares will be voted:

•	FOR approval of our 2016 Equity Incentive Plan;

•	FOR the ratification of the appointment of Armanino LLP as our independent registered public accounting firm; and

•	In the discretion of the named proxy holders regarding any other matters properly presented for a vote at the Special Meeting.

Beneficial owners — If you are a beneficial owner and you do not provide your broker, bank or other nominee that holds your shares with voting instructions, then your broker, bank or other nominee will determine if it has discretion to vote on each matter. Brokers do not have discretion to vote on non-routine matters. Proposal One (approval of our 2016 Equity Incentive Plan) is a non-routine matter, while Proposal Two (ratification of appointment of independent registered public accounting firm) is a routine matter. As a result, if you do not provide voting instructions to your broker, bank or other nominee, then your broker, bank or other nominee may not vote your shares with respect to Proposal One, which would result in a “broker non-vote,” but your broker, bank or other nominee may, in its discretion, vote your shares with respect to Proposal Two. For additional information regarding broker non-votes, see “What are the effects of abstentions and broker non-votes?” below.

Q:	What is a quorum?

A:         A quorum is the minimum number of shares required to be present at the Special Meeting for the meeting to be properly held under our Amended and Restated Bylaws and Delaware law. A majority of the shares of common stock outstanding and entitled to vote, in person or by proxy, constitutes a quorum for the transaction of business at the Special Meeting. If there is no quorum, a majority of the shares present at the Special Meeting may adjourn the meeting to a later date.

Q:	What are the effects of abstentions and broker non-votes?

A:         An abstention represents a stockholder’s affirmative choice to decline to vote on a proposal. If a stockholder indicates on its Proxy Card that it wishes to abstain from voting its shares, or if a broker, bank or other nominee holding its customers’ shares of record causes abstentions to be recorded for shares, these shares will be considered present and entitled to vote at the Special Meeting. As a result, abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against a proposal in cases where approval of the proposal requires the affirmative vote of a majority of the shares present and entitled to vote at the Special Meeting (i.e., both Proposal One and Proposal Two).

A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to such proposal and has not received voting instructions from the beneficial owner of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Special Meeting but will not be counted for purposes of determining the number of votes cast. Therefore, a broker non-vote will make a quorum more readily attainable but will not otherwise affect the outcome of the vote on any proposal.

Q:	How many votes are needed for approval of each proposal?

A:         The votes required for each proposal are as follows:

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Proposal One — The approval of the 2016 Equity Incentive Plan requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote thereon. You may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on Proposal One, the abstention will have the same effect as a vote AGAINST the proposal.

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Proposal Two — The ratification of the appointment of Armanino LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the Special Meeting and entitled to vote thereon. You may vote FOR, AGAINST, or ABSTAIN. If you ABSTAIN from voting on Proposal Two, the abstention will have the same effect as a vote AGAINST the proposal.

Q:	Who are the proxies and what do they do?

A:         The two persons named as proxies on the Proxy Card, Ronald A. Sege, our Chief Executive Officer, and C. Michael Marszewski, our Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and, where a choice has been specified by the stockholder of record as provided in the Proxy Card, it will be voted in accordance with the instructions indicated on the Proxy Card. If you are a stockholder of record and submit a signed Proxy Card but do not indicate your voting instructions, your shares will be voted as recommended by our Board of Directors. If any matters not described in this Proxy Statement are properly presented at the Special Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Special Meeting is postponed or adjourned, the proxy holders can vote your shares on the new meeting date, unless you have properly revoked your proxy, as described above.

Q:	Who counts the votes?

A:         Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q:	Where can I find the voting results of the Special Meeting?

A:         The preliminary voting results will be announced at the Special Meeting. The final results will be reported in a current report on Form 8-K filed within four business days after the date of the Special Meeting.

Q:	What should I do if I receive more than one set of proxy materials?

A:         You may receive more than one set of proxy materials, including multiple copies of this Proxy Statement and multiple Proxy Cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Proxy Card. Please complete, sign, date and return each Proxy Card and voting instruction card that you receive

Q:	How may I obtain a separate set of proxy materials?

A:         The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders, unless the company has received contrary instructions from one or more of the stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single set of materials per household, even if more than one stockholder resides in that household. If your proxy statement is being householded and you would like to receive separate copies, you may contact our Investor Relations department (i) by mail at 2901 Patrick Henry Drive, Santa Clara, California 95054, (ii) by calling us at 408-938-5252, or (iii) by sending an email to mlarsen@echelon.com. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials may request to receive a single copy by following the instructions above.

Q:	Is my vote confidential?

A:         Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Echelon or to third parties except (i) as necessary to meet applicable legal requirements, (ii) to allow for the tabulation of votes and certification of the vote, or (iii) to facilitate a successful proxy solicitation by our Board of Directors.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Requirements for stockholder proposals to be considered for inclusion in the Company’s proxy materials.

Pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, proposals of our stockholders that are intended to be presented by such stockholders at our 2017 annual meeting and that such stockholders desire to have included in our proxy materials relating to such meeting must be received by us at our offices at 2901 Patrick Henry Drive, Santa Clara, California 95054, Attn: Chief Legal and Administration Officer, no later than December 7, 2016, which is 120 calendar days prior to the anniversary of the date on which the proxy statement relating to our 2016 annual meeting was distributed to our stockholders. Such proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Requirements for stockholder proposals to be brought before an annual meeting.

Our Amended and Restated Bylaws establish an advance notice procedure with regard to specified matters to be brought before an annual meeting of stockholders. In general, written notice must be received by the Chief Legal and Administration Officer of the Company not less than twenty (20) days nor more than sixty (60) days prior to an annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2017 annual meeting, such a proposal must be received by our Chief Legal and Administration Officer no earlier than sixty (60) days nor later than twenty (20) days prior to the 2017 annual meeting of stockholders. If less than thirty (30) days’ notice or prior public disclosure of the date of the 2017 annual meeting is given or made to stockholders, notice by the stockholder, in order to be timely, must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the 2017 annual meeting was mailed or such public disclosure was made. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the 2017 annual meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL ONE

APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve a new 2016 Equity Incentive Plan and its material terms to allow us to continue to offer competitive equity compensation awards to our existing and new hire employees and other service providers.

Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. Competition for highly skilled personnel is intense, particularly in the San Francisco Bay Area, where we have a substantial presence and need for highly skilled employees. The ability to offer equity awards as part of our compensation packages is critical for us to succeed in this competitive environment.

The Board adopted the 2016 Equity Incentive Plan on August 13, 2016, subject to the approval of our stockholders at the Special Meeting. If approved by our stockholders, the 2016 Equity Incentive Plan will replace our current 1997 Stock Plan (the “1997 Plan”), and the 2016 Equity Incentive Plan will continue in effect until 2026 unless earlier terminated by the Board or the Compensation Committee. Effective as of immediately prior to the effectiveness of the 2016 Equity Incentive Plan, the 1997 Plan will terminate. The termination of the 1997 Plan will not affect outstanding awards previously issued thereunder, and such awards will continue to be governed by the terms of the 1997 Plan.

“Share” referred to throughout this proposal means a share of our common stock, as adjusted for dividend or other distribution recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our common stock or other securities, or other change in our corporate structure affecting our common stock.

If our stockholders do not approve the 2016 Equity Incentive Plan, we will continue to use our 1997 Plan but will be restricted in our ability to successfully attract and retain highly skilled employees, including members of our management team. As of July 31, 2016, there were 501,801 Shares available for grant under the 1997 Plan. We do not believe these Shares will be sufficient to meet our anticipated needs over the next several years, as discussed in greater detail below. The Share amounts reflected in this paragraph and throughout this proposal reflect adjustments resulting from the 1-for-10 reverse stock split of the Company in December 2015.

We are asking for approval of a Share reserve under the 2016 Equity Incentive Plan of (i) 500,000 Shares plus (ii) any Shares subject to awards granted under the 1997 Plan that, after the termination of the 1997 Plan, expire or otherwise terminate without having vested or without having been exercised in full and any Shares issued pursuant to awards granted under the 1997 Plan that are forfeited to or repurchased by us. No awards will be granted under the 1997 Plan following its termination, and none of the Shares that remain available for grant under the 1997 Plan as of its termination, if any, will become available for grant under the 2016 Equity Incentive Plan.

If our stockholders approve the 2016 Equity Incentive Plan, we currently anticipate that the Shares available under the 2016 Equity Incentive Plan will be sufficient to meet our expected needs for approximately three (3) years. In determining the number of Shares to be reserved for issuance under the 2016 Equity Incentive Plan, the Board considered the following:

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Remaining Competitive by Attracting and Retaining Talent. Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. Competition for highly skilled personnel is intense, particularly in the San Francisco Bay Area, where we have a substantial presence and need for highly skilled personnel. The Board believes that the ability to offer equity awards as part of the Company’s compensation packages is critical for the Company to succeed in this competitive environment.

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Number of Shares Available for Grant under the 1997 Plan. As of July 31, 2016, 501,801 Shares remained available for issuance under the 1997 Plan, and 328,427 Shares were subject to outstanding equity awards previously granted under the 1997 Plan. The Board does not believe the current Share reserve is sufficient to recruit and retain high quality employees over the next few years.

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Limitations of Inducement Plan. In April 2016, we adopted our 2016 Inducement Equity Incentive Plan (the “Inducement Plan”), which allows us to grant equity awards for limited purposes in accordance with NASDAQ Listing Rule 5635(c)(4). Under the terms of the Inducement Plan, we may only grant equity awards to new hire employees as a material inducement to such individuals’ entry into employment with us. Each time an award is granted, we are required to issue a press release announcing the award and submit a notice to NASDAQ. As a result, the Inducement Plan cannot serve as a retention tool for our existing employees and is cumbersome to administer even for the limited purpose of attracting new employees. We typically make new hire grants under the Inducement Plan on the 10th day of each month. As of August 10, 2016, there were 130,000 Shares reserved for future grants under the Inducement Plan.

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Overhang. Overhang measures the potential dilution to which our existing stockholders are exposed due to outstanding equity awards. As of July 31, 2016, we had 403,427 Shares subject to outstanding equity awards, of which 325,383 were subject to outstanding options, with a weighted-average exercise price per Share of $19.03, and 78,044 were subject to outstanding full-value awards. 76% of our outstanding options had an exercise price higher than the closing price of our Common Stock on the NASDAQ Stock Market as of July 31, 2016. As a result, while our outstanding equity awards collectively represented approximately 9.1% of our outstanding Shares as of July 31, 2016, 76% of this amount is attributable to outstanding options that are unlikely to be exercised unless the trading price of our Common Stock increases above the exercise price of the options.

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Burn Rate. Burn rate measures our usage of Shares for our equity incentive plans as a percentage of our outstanding Common Stock. For 2015, 2014, and 2013, our burn rate was 4.01%, 1.72%, and 5.12%, respectively. We have been advised by independent consultants that our average annual burn rate of 3.61% over this three-year period is considered reasonable by most institutional stockholders for a company of our size in our industry. For more information, including the methodology used to calculate our burn rate, see the disclosure below under the heading “Historical Burn Rate for Options and Performance Shares under Equity Incentive Plans.”

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Forecasted Grants. In determining our projected Share utilization, the Board considered a forecast that included the following factors: (i) the Shares needed for retention of key employees, including crucial technical and leadership talent; (ii) the need for increased headcount to support our strategic initiatives, particularly in the lighting business; (iii) the alignment of our strategic plan, long term performance and shareholder value creation; (iv) the Shares available for issuance under the 1997

Plan and Inducement Plan (excluding Shares already subject to outstanding awards that, if forfeited, may become available for issuance again); (v) the Shares that would be available for grant under the 2016 Equity Incentive Plan, if the stockholders approve the 2016 Equity Incentive Plan (excluding Shares already subject to outstanding awards granted under the 1997 Plan that, if forfeited, would be added to the number of Shares reserved under the 2016 Equity Incentive Plan); (vi) the estimated number of Shares to be added to the 2016 Equity Incentive Plan from forfeited awards under the 1997 Plan; and (vii) forecasted future grants.

•	Proxy Advisory Firm Guidelines. The Board considered proxy advisory firm guidelines.

Reasons Why You Should Vote to Approve the 2016 Equity Incentive Plan

Long-Term Stock Ownership is a Key Component of our Compensation Objective

Our overall compensation objective is to compensate our executives and other employees in a manner that attracts and retains the caliber of individuals needed to manage and staff our business in a competitive industry. Our employees are our most valuable asset, and we strive to provide them with compensation packages that are not only competitive but also that reward personal performance, help meet our retention needs and incentivize them to manage our business as owners, thereby aligning their interests with those of our stockholders.

To achieve these objectives, we historically have provided a significant portion of our key employees’ total compensation in the form of equity awards through our equity incentive programs, the value of which depends on our stock performance. Our goal is for equity awards to continue to represent a significant portion of our employees’ total compensation. We believe this approach helps to encourage long-term focus and commitment from our employees and provides us with an important retention tool for key employees, as awards generally are subject to vesting over an extended period of time subject to continued service with us on each vesting date. In addition, we believe we must continue to use equity awards to help attract, retain and motivate employees and other service providers to continue to grow our business and ultimately increase stockholder value as we compete for a limited pool of talented people and face challenges in hiring and retaining such talent.

We believe that our future success depends, in large part, upon our ability to maintain a competitive position in attracting, retaining, and motivating key personnel. Our stock award program is a primary vehicle for offering long-term incentives to the best possible employees. Our named executive officers and directors have an interest in this proposal, as they will be eligible to receive stock awards under the 2016 Equity Incentive Plan, if it is approved.

Reserving Shares Available for Granting Stock Awards is Important for Meeting our Future Compensation Needs

Under the 1997 Plan, we have granted a combination of stock options, stock appreciation rights, and performance shares, including performance shares that vest solely on a time-based vesting schedule. Equity awards provide incentives to and motivate performance by our executives and employees because (i) they can focus performance on specific objectives; (ii) they can be tied to achievement of certain key financial or operational goals, (iii) they can be subject to time-based vesting requirements, increasing employee retention, and (iv) the value of the awards increases if and as the value of our Common Stock appreciates. This design is intended to further strengthen the alignment between the holders of equity awards under the 1997 Plan and our stockholders, and to meet our retention objectives.

The alternative to using stock awards for retention and incentive purposes would be to increase cash compensation. We do not believe increasing cash compensation to make up for any shortfall in stock awards would be practicable or advisable because we believe that a combination of stock awards and cash compensation provide a more effective compensation vehicle than cash alone for attracting, retaining, and motivating our employees and that stock awards align employees and stockholder interests. Any significant increase in cash compensation in lieu of stock awards could substantially increase our operating expenses and reduce our cash flow from operations, which may adversely affect our business and operating results. We also do not believe that such a program would be likely to have significant long-term retention value and would not serve to align our employees’ interests as closely to those of our stockholders in the absence of stock incentives.

Outstanding Equity Awards Currently Have Little to No Value, and Approving the 2016 Equity Incentive Plan Will Enable the Company to Build Long-Term Value

We have had significant volatility and depression in our stock price over the last several years. As a result, outstanding option awards have little to no current realizable value and offer limited retention incentives for our valuable employees. In adopting the 2016 Equity Incentive Plan and requesting an increase in the number of Shares for employee equity awards, we are seeking the ability to grant additional equity awards to retain and attract key employees. The success of our company rests with our employees, and providing them with valuable equity awards ties their compensation to the appreciation of our Shares.

The 2016 Equity Incentive Plan Combines Compensation and Governance Best Practices

The 2016 Equity Incentive Plan includes provisions that are designed to protect our stockholders’ interests:

•	Administration. The 2016 Equity Incentive Plan will be administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.

•	Exchange and Repricing Programs. The 2016 Equity Incentive Plan prohibits the repricing or other exchange of awards without prior stockholder approval.

•

No Discount Stock Options or Stock Appreciation Rights.  All stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of Shares on the date the stock option or stock appreciation right is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring.

•

Limits on Awards to Non-Employee Directors.  The 2016 Equity Incentive Plan sets reasonable limits as to the maximum number of awards that could be granted in each fiscal year of the Company to non-employee directors.

•

No Single Trigger Vesting Acceleration on Change in Control.  The 2016 Equity Incentive Plan provides that upon a change in control, outstanding awards may be treated as provided by the administrator, and that, other than with respect to outside directors, only in the event an award is not assumed or substituted will the award vest on a change in control. The 2016 Equity Incentive Plan also provides certain “double trigger” vesting acceleration rights for options upon an involuntary termination following a change in control.

•	Limited Transferability. In general, awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, unless otherwise approved by the Board or a committee of the Board administering the 2016 Equity Incentive Plan.

•	No Tax Gross-Ups. The 2016 Equity Incentive Plan does not provide for any tax gross-ups.

•

Limits on Vesting.  Subject to certain limited exceptions, the 2016 Equity Incentive Plan provides that no options or stock appreciation rights granted thereunder shall become vested and exercisable earlier than one year after the grant date and that all other awards granted thereunder shall have a vesting period of at least one year.

The 2016 Equity Incentive Plan is also designed to provide us the ability to grant awards that are fully deductible for federal income tax purposes. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees,” as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit. To enable compensation in connection with stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units awarded under the 2016 Equity Incentive Plan to qualify as “performance-based” within the meaning of Section 162(m), the 2016 Equity Incentive Plan imposes the same limits on the sizes of such awards as the limits in the 1997 Plan, as further described below. By approving the 2016 Equity Incentive Plan, our stockholders will be approving eligibility requirements for participation in the 2016 Equity Incentive Plan, the other material terms of the 2016 Equity Incentive Plan and awards granted under the 2016 Equity Incentive Plan, including limits on the numbers of shares or compensation that could be made to participants, and re-approving, among other things, performance measures upon which specific performance goals applicable to certain awards would be based. Notwithstanding the foregoing, we retain the ability to grant equity awards under the 2016 Equity Incentive Plan that do not qualify as “performance-based” compensation within the meaning of Section 162(m).

Our executive officers and directors have an interest in the approval of the 2016 Equity Incentive Plan by our stockholders because they would be eligible to receive awards under the 2016 Equity Incentive Plan.

Description of the 2016 Equity Incentive Plan

The following paragraphs provide a summary of the principal features of the 2016 Equity Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the 2016 Equity Incentive Plan and is qualified in its entirety by the specific language of the 2016 Equity Incentive Plan. A copy of the 2016 Equity Incentive Plan is provided as Appendix A to this Proxy Statement.

Purposes. The purposes of the 2016 Equity Incentive Plan are to promote the success of our business, attract and retain the best available personnel for positions of substantial responsibility, and provide additional incentive to employees, directors, and consultants. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares as the administrator of the 2016 Equity Incentive Plan may determine.

Authorized Shares and Market Price of Shares Available under the 2016 Equity Incentive Plan. Our stockholders are being asked to approve a number of Shares for issuance under the 2016 Equity Incentive Plan, subject to the adjustment provisions contained in the 2016 Equity Incentive Plan, equal to the sum of (i) 500,000 Shares plus (ii) any Shares subject to awards granted under our 1997 Plan that, after the termination of the 1997 Plan, expire or otherwise terminate without having vested or without having been exercised in full and any Shares issued pursuant to awards granted under the 1997 Plan that are forfeited or repurchased by the Company, provided that the maximum number of Shares that may be added to the 2016 Equity Incentive Plan with respect to clause (ii) equals 830,228. These amounts are subject to adjustment upon certain capitalization events.

Shares may be authorized, but unissued, or reacquired shares of common stock. If an option or stock appreciation right expires or becomes unexercisable without having been exercised in full, or if Shares subject to other types of awards are forfeited to or repurchased by us due to failure to vest, those Shares will become available for issuance again under the 2016 Equity Incentive Plan. To the extent that we pay out an award in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the 2016 Equity Incentive Plan. In addition, the following Shares will not become available for future grant under the 2016 Equity Incentive Plan: (i) Shares tendered by a participant or withheld by the Company in payment of the purchase price of an option, (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award, (iii) Shares repurchased by the Company with option proceeds, and (iv) Shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise of the stock appreciation right.

In addition, 95% of the Shares reserved for issuance under the 2016 Equity Incentive Plan may be issued only through awards that cannot become fully vested in less than one year from the date of grant.

As of August 22, 2016, the closing price of our Common Stock on the NASDAQ Stock Market was $5.261 per share.

Plan Administration.  The Compensation Committee will administer the 2016 Equity Incentive Plan. With respect to awards granted or to be granted to certain officers and key employees intended to be an exempt transaction under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (“Rule 16b-3”), the members of the committee administering the 2016 Equity Incentive Plan with respect to those awards must qualify as “non-employee directors” under Rule 16b-3 will administer the 2016 Equity Incentive Plan with respect to such awards. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the committee administering the 2016 Equity Incentive Plan with respect to those awards will consist of two or more “outside directors” within the meaning of Section 162(m).

Subject to the provisions of the 2016 Equity Incentive Plan, the administrator will have the power to determine the award recipients and the terms of the awards, including the exercise price, the number of Shares subject to each such award, the exercisability of the awards, and the form of consideration, if any, payable upon exercise. The administrator also will have the authority to amend existing awards, to prescribe rules and to construe and interpret the 2016 Equity Incentive Plan and awards granted under the 2016 Equity Incentive Plan, to establish rules and regulations, including sub-plans for satisfying, or qualifying for favorable tax treatment under, applicable laws in jurisdictions outside of the U.S., and to make all other determinations necessary or advisable for administering the 2016 Equity Incentive Plan. The administrator will also have the authority to determine whether awards will be adjusted for dividend equivalents; provided, however, that in no event will a dividend equivalent be attached to an option, stock appreciation right, or full-value award, in each case, with performance-based vesting conditions.

The administrator will not have the ability to institute and determine the conditions of a program providing participants the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, exchange awards for awards of the same type, awards of a different type, and/or cash, or have the exercise price of awards increased or reduced without prior approval from our stockholders.

Eligibility.  We will be able to grant all types of awards under the 2016 Equity Incentive Plan to our employees, consultants, and non-employee directors and employees and consultants of our parent or subsidiary corporations. However, we do not typically grant equity awards to consultants. We will be able to grant incentive stock options under the 2016 Equity Incentive Plan only to individuals who, as of the time of grant, are employees of ours or of any parent or subsidiary corporation of ours. As of July 31, 2016, the Company had four non-employee directors and approximately 84 employees (including six executive officers).

Stock Options.  We will be able to grant stock options under the 2016 Equity Incentive Plan. Each option will be evidenced by an award agreement that specifies the exercise price, the term of the option, forms of consideration for exercise, and such other terms and conditions as the administrator determines, subject to the terms of the 2016 Equity Incentive Plan. The exercise price of options granted under the 2016 Equity Incentive Plan must be at least equal to the fair market value of our common stock on the date of grant, except in special, limited circumstances as set forth in the 2016 Equity Incentive Plan. The maximum term of an option will be specified in an award agreement, provided that an incentive stock option must have a term not exceeding 10 years. However, with respect to any participant who owns more than 10% of the voting power of all classes of outstanding stock of ours or of any parent or subsidiary of ours, the term must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of a Share on the grant date. Generally, the fair market value of our common stock is the closing sales price on the relevant date as quoted on The NASDAQ Stock Market. Options will be exercisable at such times and under such conditions as determined by the administrator and as set forth in the applicable award agreement.

In any fiscal year, no participant will be able to receive options covering an aggregate number of Shares exceeding 150,000, provided that a participant will be able to receive options covering up to an additional 150,000 Shares in connection with his or her initial service. These amounts are subject to adjustment upon certain capitalization events.

Stock Appreciation Rights.  We will be able to grant stock appreciation rights under the 2016 Equity Incentive Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Each stock appreciation right will be evidenced by an award agreement that specifies the exercise price, the term of the stock appreciation right, and other terms and conditions as determined by the administrator, subject to the terms of the 2016 Equity Incentive Plan. The per Share exercise price for the Shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per Share on the date of grant. Stock appreciation rights will be exercisable at such times and under such conditions as determined by the administrator and set forth in the applicable award agreement. At the discretion of the administrator, the payment upon exercise of a stock appreciation right may be paid in cash, Shares, or a combination of both.

In any fiscal year, no participant will be able to receive stock appreciation rights covering an aggregate number of Shares exceeding 100,000, provided that a participant will be able to receive stock appreciation rights covering up to an additional 100,000 Shares in connection with his or her initial service. These amounts are subject to adjustment upon certain capitalization events.

Restricted Stock.  We will be able to grant restricted stock under the 2016 Equity Incentive Plan. Restricted stock awards are grants of Shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Each restricted stock award granted will be evidenced by an award agreement specifying the number of Shares subject to the award, any period of restriction, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Equity Incentive Plan.

Restricted stock awards may (but are not required to) be subject to vesting conditions, as the administrator specifies, and the Shares acquired may not be transferred by the participant until the vesting conditions (if any) are satisfied. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting rights and rights to dividends and other distributions with respect to such Shares upon grant without regard to vesting, unless the administrator provides otherwise. Such dividends and other distributions, if any, will be subject to the same restrictions as the Shares of restricted stock on which they were paid. Unless otherwise determined by the administrator, a participant will forfeit any Shares of restricted stock as to which the restriction have not lapsed prior to the participant’s termination of service.

In any fiscal year, no participant will be able to receive restricted stock covering an aggregate number of Shares exceeding 75,000, provided that a participant will be able to receive restricted stock covering up to an additional 100,000 Shares in connection with his or her initial service. These amounts are subject to adjustment upon certain capitalization events.

Restricted Stock Units.  We will be able to grant restricted stock units under the 2016 Equity Incentive Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one Share. Each restricted stock unit award will be evidenced by an award agreement that specifies the number of restricted stock units subject to the award, vesting criteria (which may include accomplishing specified performance criteria or continued service to us), form of payout, and other terms and conditions of the award, as determined by the administrator, subject to the terms of the 2016 Equity Incentive Plan. Restricted stock units result in a payment to a participant if the performance goals or other vesting criteria are achieved or the awards otherwise vest. The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. The administrator determines in its sole discretion whether an award will be settled in stock, cash, or a combination of both.

In any fiscal year, no participant will be able to receive restricted stock units covering an aggregate number of Shares exceeding 75,000, provided that a participant will be able to receive restricted stock units covering up to an additional 100,000 Shares in connection with his or her initial service. These amounts are subject to adjustment upon certain capitalization events.

Performance Units and Performance Shares.  We will be able to grant performance units and performance shares under the 2016 Equity Incentive Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Each award of performance units or performance shares will be evidenced by an award agreement specifying the number of units or shares (as applicable), the vesting conditions, the performance period, and other terms and conditions of the award, as determined by the administrator, subject to the terms and conditions of the 2016 Equity Incentive Plan. Prior to the date of grant, the administrator will establish an initial dollar value for each performance unit. Each performance share will have an initial value equal to the fair market value of a Share on the date of grant. The administrator in its discretion will establish performance goals or other vesting criteria (which may include continued service), which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out. After the grant of performance units or performance shares, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in Shares, or in some combination of both.

In any fiscal year, no participant will be able to receive performance units with an aggregate initial value exceeding $1,000,000 or performance shares covering an aggregate number of Shares exceeding 100,000, provided that a participant will be able to receive performance shares covering up to an additional 100,000 Shares in connection with his or her initial service. These amounts are subject to adjustment upon certain capitalization events.

Performance Goals.  Awards granted under the 2016 Equity Incentive Plan that are intended to qualify as performance-based compensation under Section 162(m) will be granted in accordance with additional terms set forth in the 2016 Equity Incentive Plan.

The administrator in its discretion may make performance goals applicable to any award granted in its discretion, including but not limited to one or more of the performance goals listed below. If the administrator desires that an award of restricted stock, restricted stock units, performance shares or performance units under the 2016 Equity Incentive Plan qualify as performance-based compensation under Section 162(m), then the award may be made subject to the attainment of performance goal(s) relating to one or more business criteria within the meaning of Section 162(m) and may provide for a targeted level or levels of achievement using one or more of the following measures: revenue, gross margin, operating margin, operating income, pre-tax profit, earnings before interest, taxes and depreciation, net income, operating cash flow, cash position, expenses, the market price of a Share, earnings per Share, return on stockholder equity, return on capital, total shareholder return, economic value added, number of customers, market share, return on investments, profit after taxes, objective customer indicators, productivity improvements, supplier awards from significant customers, new product development, working capital, objectively determinable individual objectives, return on equity, return on assets, return on sales, and sales.

The performance goal(s) may differ from participant to participant and from award to award. Any criteria used may be measured (as applicable), in absolute or relative terms, in combination with another performance goal or goals, on a per-share or per-capita basis, against the performance of the company as a whole or a segment of the company, and/or on a pre-tax or after-tax basis. Prior to the latest date that would meet the requirements under Section 162(m), the administrator will determine whether any significant elements or items will be included or excluded from the calculation of performance goals with respect to any award recipient. In all other respects, performance goals will be calculated in accordance with our financial statements, generally accepted accounting principles, or under a methodology established by the administrator prior to the issuance of the award.

Notwithstanding any other terms of the 2016 Equity Incentive Plan, if we intend an award granted to a participant to qualify as performance-based compensation under Section 162(m), then in determining the amounts earned by a participant, the administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the administrator deems relevant to the assessment of individual or corporate performance for the performance period. A participant may receive payment under such an award only if the performance goals for the performance period are achieved (unless otherwise permitted by Section 162(m) and determined by the administrator).

Non-Employee Director Award Limits.  The 2016 Equity Incentive Plan provides that all non-employee directors will be eligible to receive all types of awards (except for incentive stock options) under the 2016 Equity Incentive Plan. However, in any fiscal year, a non-employee director may be granted equity awards in any fiscal year covering more than 25,000 Shares, subject to adjustment upon certain capitalization events. Any equity awards or other compensation provided to the director for his or her services as an employee or consultant (other than as a non-employee director) will be excluded for purposes of these limits.

Non-Transferability of Awards.  Unless the administrator provides otherwise, the 2016 Equity Incentive Plan generally will not allow for the transfer of awards, and only the recipient of an award may exercise an award during his or her lifetime.

Certain Capitalization Events.  In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or our other securities, or other change in our corporate structure affecting Shares, then in order to prevent diminution or enlargement of the benefits or potential benefits available under the 2016 Equity Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Equity Incentive Plan and/or the number, class and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2016 Equity Incentive Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the completion of such proposed transaction.

Merger or Change in Control.  The 2016 Equity Incentive Plan provides that in the event of a merger or change in control, as defined in the 2016 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, including that each award be assumed or substituted by the successor corporation or its parent or subsidiary for an equivalent award for each outstanding award. The administrator will not be required to treat all awards similarly. If there is no assumption or substitution of outstanding awards, the awards will fully vest, all restrictions will lapse, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels, and the awards will become fully exercisable. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the administrator will notify the participant that such award will be exercisable for a specified period prior to the transaction, and such award will terminate upon the expiration of such period.

Following an assumption or substitution of awards in connection with a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company where upon such transaction the stockholders of the Company immediately prior to the transaction hold less than 50% of the outstanding voting equity securities of the successor corporation following the transaction, if a participant’s status as an employee of the successor corporation is terminated by the corporation as a result of an involuntary termination, within 12 months of the date of the transaction, then the participant will fully vest in and have the right to exercise participant’s then-outstanding options, including Shares that otherwise would not have been vested and exercisable. Thereafter, the option will remain exercisable in accordance with its terms.

Plan Amendment; Termination.  The administrator has the authority to amend, suspend, or terminate the 2016 Equity Incentive Plan provided such action does not impair the existing rights of any participant unless mutually agreed in writing. The 2016 Equity Incentive Plan will terminate automatically in 2026, unless we terminate it sooner.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2016 Equity Incentive Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (1) the aggregate number of Shares subject to options granted under the 1997 Plan during fiscal year 2015 to each of our named executive officers; our current executive officers, as a group; our current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (2) the average per Share exercise price of such options; (3) the aggregate number of full value awards granted under the 1997 Plan during fiscal year 2015 to each of our named executive officers; our current executive officers, as a group; our current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (4) the dollar value of such full value awards.

Name of Individual or Identity of Group and Principal Position	Number of Shares Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Number of Shares Underlying Full Value Awards Granted (#) (1)	Dollar Value of Full Value Awards ($) (2)

Ronald A. Sege Chairman of the Board, Chief Executive Officer and President	24,000	$9.110	6,000	$54,660

C. Michael Marszewski Vice President and Chief Financial Officer	12,000	$9.273	3,000	$27,820

Alicia J. Moore Chief Legal and Administration Officer	8,000	$9.110	2,000	$18,220

Sohrab Modi Chief Technology Officer and Vice President of Engineering	8,000	$9.110	2,000	$18,220

Christopher R. Dingley (3) Former Vice President Global Sales	4,000	$9.110	1,000	$9,110

William R. Slakey (4) Former Executive Vice President and Chief Financial Officer	—	—	—	—

All current executive officers, as a group (6 persons)	65,600	$9.182	16,400	$150,580

All current directors who are not executive officers, as a group (4 persons)	4,000	$9.100	—	—

All employees (including all current officers who are not executive officers), as a group (31 persons)	39,000	$9.071	28,900	$262,685

(1)

Consists of performance shares, including performance shares that vest solely pursuant to time-based vesting schedules and performance shares that vest upon the achievement of certain performance conditions.

(2)	Reflects the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.
(3)	Mr. Dingley’s last day of employment with us was January 5, 2016.
(4)	Mr. Slakey’s last day of employment with us was April 24, 2015.

Historical Burn Rate for Options and Performance Shares under Equity Incentive Plans

	Fiscal Years Ended December 31,

	2013	2014	2015

Options granted	178,572	46,800	112,600

Performance shares granted with time-based vesting (1)	41,906	27,950	49,150
Performance shares earned and released upon achievement of performance conditions (2)	—	—	14,904

Total dilution	220,478	74,750	176,654

Weighted average common shares outstanding	4,309,000	4,350,000	4,409,000

Burn rate (3)	5.12%	1.72%	4.01%

Three year average	3.61%

(1)	Consists of performance shares that vest solely pursuant to time-based vesting schedules.
(2)

Consists of performance shares that were subject to performance-based vesting conditions that were satisfied in the applicable year. The total number of performance-based performance shares granted in 2014 was 100,995. No performance-based performance shares were granted in 2013 or 2015.

(3)	Calculated as follows:

Total options granted + (time-based performance shares granted x 1) + (performance-based performance shares earned and released x 1)
Weighted average common shares outstanding

U.S. Federal Income Tax Consequences

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of awards granted under the 2016 Equity Incentive Plan. Tax consequences for any particular individual may be different.

Incentive Stock Options.  A participant recognizes no taxable income as the result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code (unless the participant is subject to the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise of the option after both the two-year anniversary of the grant date and the one-year anniversary of the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the Shares on or before the two- or one-year anniversaries described above (a “disqualifying disposition”), he or she generally will have ordinary income at the time of the sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Nonstatutory Stock Options.  A participant generally recognizes no taxable income on the date of grant of a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon the exercise of a nonstatutory stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the Shares on the exercise date over the exercise price of the option. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired through the exercise of a nonstatutory stock option, any subsequent gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Stock Appreciation Rights.  A participant generally recognizes no taxable income on the date of grant of a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise of the stock appreciation right, the participant generally will be required to include as ordinary income an amount equal to the sum of the amount of any cash received and the fair market value of any Shares received upon the exercise. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of Shares acquired by an exercise of the stock appreciation right, any gain or loss (generally based on the difference between the sale price and the fair market value on the exercise date) will be treated as long-term or short-term capital gain or loss, depending on how long the Shares were held by the participant.

Restricted Stock, Restricted Stock Units, Performance Awards, and Performance Shares.  A participant generally will not have taxable income at the time an award of restricted stock, restricted stock units, performance shares, or performance units is granted. Instead, he or she generally will recognize ordinary income in the first taxable year in which his or her interest in the Shares underlying the award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. However, the recipient of a restricted stock award may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the Shares underlying the award (less any cash paid for the Shares) on the date the award is granted.

Section 409A.  Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plans with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for the Company.  We generally will be entitled to a tax deduction in connection with an award under the 2016 Equity Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonqualified stock option). However, special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) of the Code and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the 2016 Equity Incentive Plan and its material terms, setting certain limits on the number of Shares subject to awards and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award actually will vest or be paid. The 2016 Equity Incentive Plan has been designed to permit (but not require) the administrator to grant awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE TAX EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND VESTING OR EXERCISE OF AWARDS UNDER THE 2016 EQUITY INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY TO WHICH THE SERVICE PROVIDER MAY BE SUBJECT.

Summary

The Board believes that it is in the best interests of our company and our stockholders to continue to provide employees, consultants, and directors with the opportunity to acquire an ownership interest in the company through the grant of equity awards under the 2016 Equity Incentive Plan and thereby encourage them to remain in our service and more closely align their interests with those of our stockholders.

Vote Required

The approval of the 2016 Equity Incentive Plan requires the affirmative vote of a majority of the Shares present in person or by proxy at the Special Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE 2016 EQUITY INCENTIVE PLAN.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On August 9, 2016, the audit committee of our Board of Directors approved the dismissal of KPMG LLP and the appointment of Armanino LLP (“Armanino”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The reports of KPMG LLP on the financial statements for our two most recent fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with KPMG LLP’s audits for the two most recent fiscal years and through August 9, 2016, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference thereto in its report on financial statements for such periods. During the two most recent fiscal years and through August 9, 2016, there were no reportable events as defined in Regulation S-K, Item 304(a)(1)(v).

During the fiscal years ended December 31, 2014 and 2015, and in the subsequent interim period through August 9, 2016, we did not consult Armanino regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement” with our former accountants or a “reportable event” as those terms are defined in Item 304 of Regulation S-K.

At the Special Meeting, stockholders are being asked to ratify the appointment of Armanino as our independent registered public accounting firm for our fiscal year ending December 31, 2016. Stockholder ratification of the appointment of Armanino is not required by our by our Amended and Restated Bylaws or other applicable legal requirements. However, our board of directors is submitting the appointment of Armanino to our stockholders for ratification as a matter of good corporate governance. In the event that this appointment is not ratified by the affirmative vote of a majority of the shares present in person or by proxy at the Special Meeting and entitled to vote, such appointment will be reconsidered by our audit committee. Even if the appointment is ratified, our audit committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during our fiscal year ending December 31, 2016 if our audit committee believes that such a change would be in our best interests. A representative of Armanino is expected to be present at the Special Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee pre-approves all audit and permissible non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair such accounting firm’s independence. All fees paid to Armanino for our fiscal year ending December 31, 2016 will be pre-approved by our audit committee.

Vote Required

Ratification of the appointment of Armanino LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to be voted at the Special Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ARMANINO LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2016.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of July 31, 2016, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors and the director nominee;

•	each of the Named Executive Officers; and

•	all of our directors and Section 16 executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or other rights held by such person that are exercisable within 60 calendar days of July 31, 2016, but excludes shares of common stock underlying options or other rights held by any other person. Percentage of beneficial ownership is based on 4,430,055 shares of common stock outstanding as of July 31, 2016.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
ENEL Investment Holding BV (1)	300,000	6.8%
Royce & Associates, LLC (2)	261,558	5.9%
Directors and Named Executive Officers:
Armas Clifford Markkula, Jr. (3) (4)	186,703	4.2%
Ronald A. Sege (3) (5)	89,251	2.0%
Robert R. Maxfield (3) (6)	46,398	*
C. Michael Marszewski (3)	19,324	*
Robert J. Finocchio, Jr. (3) (7)	15,500	*
Alicia J. Moore (3)	22,132	*
Betsy Rafael (3)	10,000	*
Sohrab Modi (3)	13,813	*
Christopher R. Dingley (8)	—	—
William R. Slakey (9)	—	—
All directors and executive officers as a group (10 persons) (3)	417,046	9.1%

*	Less than 1%.
(1)

Affiliate of Enel S.p.A. The number of shares beneficially owned is as reported in a Schedule 13D filed by Enel S.p.A. with the SEC on September 21, 2000. The principal address is Viale Regina Margherita 137, Rome, Italy 00198.

(2)

The number of shares beneficially owned is as reported in a Schedule 13G/A filed by Royce & Associates, LLC with the SEC on January 13, 2016. The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(3)

Includes, for the applicable director or executive officer, the following shares of common stock issuable within 60 days of July 31, 2016 upon the exercise and/or release of options, performance shares (including performance shares subject to time-based vesting schedules) and/or SARs, as shown in the table below. The number of shares issued upon the exercise of SARs will be reduced at the time of exercise by (i) a number of shares sufficient to cover the exercise price times the number of shares with respect to which the SAR is being exercised plus (ii) a number of shares sufficient to cover the amount of certain minimum withholding taxes due at the time of exercise. The number of shares withheld to cover the exercise price and withholding taxes will be calculated based on the fair market value of our common stock on the date of exercise.

Name	Options	Performance Shares	SARs
Armas Clifford Markkula, Jr.	9,000	—	—
Ronald A. Sege	39,000	—	25,000
Robert R. Maxfield	9,000	—	—
C. Michael Marszewski	10,689	—	—
Robert J. Finocchio, Jr.	9,000	—	—
Alicia J. Moore	18,500	1,125	—
Betsy Rafael	9,000	—	—
Sohrab Modi	11,800	850	—
All directors and executive officers as a group (10 persons)	126,513	1,975	25,000
(4)

Includes 165,511 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 12,192 shares held by the Markkula Family Limited Partnership. Mr. Markkula and his spouse disclaim beneficial ownership of all but 2,750 of the shares held by the Markkula Family Limited Partnership.

(5)	Includes 20,764 shares held by R. A. Sege & E. Sege Co-TTEE Ronald A. and Eugenia Sege TR U/T/A DTD 10/19/2010.
(6)	Includes 37,398 shares held by Robert R. Maxfield, Trustee UA DTD 12/14/87.
(7)	Includes 6,500 shares held by the Robert J. and Susan H. Finocchio Family Trust dated January 9, 1990.
(8)	Information is as of March 24, 2016. Mr. Dingley served as Vice President Global Sales until January 5, 2016.
(9)	Information is as of March 8, 2016. Mr. Slakey served as Executive Vice President and Chief Financial Officer until April 24, 2015.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and our Compensation Committee’s decisions concerning the compensation of our executive officers, including our Named Executive Officers, and the reasons those decisions were made.

Executive Summary

Pay for Performance

The cornerstone of our executive compensation program is pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of each executive officer’s compensation opportunity is based on variable pay – short-term cash incentive compensation and long-term equity compensation.

In 2015, our Company continued implementing the fundamental changes in our organizational structure that were initiated in 2014, in the wake of the divestiture of our Grid Modernization business, and designed to bring more focus and accountability to distinct market opportunities in our embedded building automation business and the emerging Industrial Internet of Things markets. Our goals in the near-term revolved around cash preservation and strategic restructuring, while longer term goals focused on revenue growth and profitability.

Recognizing the continuing challenges facing our business, and focusing on allocating our resources to those items that we believe to be the highest priorities for our business to create short and long term results, the Compensation Committee decided not to make any adjustments to the base salaries or the target incentive compensation opportunities of the Named Executive Officers for 2015, except in the case of a promotion. Reflecting its intention to align pay to performance, the Compensation Committee approved a 2015 Bonus Plan (the “2015 MIP”) to be funded based on the achievement against pre-established targets in two key areas of our business – revenue gains and expense reductions – as well as achievement against management-based objectives by function designed to promote and support other key long and short term business objectives. Based on the Company’s results and the individual performance of the executive officers, including our Named Executive Officers, in 2015, each executive officer received a percentage payment of his or her target incentive compensation, as described in greater detail below.

The Compensation Committee also approved an equity participation incentive program for 2015 consisting of a mix of stock options and performance shares, each vesting on a time-based schedule, as a critical component of compensation for key identified individuals, including, among others, the executive officers and Named Executive officers. The equity component of our 2015 executive compensation program was designed to drive long-term growth and profitability in our business and enhance the link between our executive officers, including our Named Executive Officers, and our stockholders. The Committee believes that both performance share awards and stock option grants are performance based, and align interests with shareholders by creating value to the employee that is contingent on sustained stock price appreciation. Stock option grants, in particular, are granted with the stock price on the grant date, so the employee will only realize value if the stock price increases. In 2015, the equity awards to executives and senior managers were comprised of 80% options and 20% performance shares.

Corporate Governance Best Practices

Our Company endeavors to maintain sound governance standards consistent with our executive compensation philosophy, policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our Company’s short-term and long-term goals, given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

•

Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors who have established means and mechanisms by which stockholders may communicate with the Compensation Committee regarding executive compensation ideas and concerns.

•

Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2015 compensation reviews. This consultant performed no consulting or other services for our Company.

•

Annual Executive Compensation Review. The Compensation Committee conducted an annual review and approval of our compensation strategy, including a review to ensure that our compensation-related risks are not reasonably likely to have a material adverse effect on our Company.

•

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies are complemented by several specific compensation practices designed to align our executive compensation with long-term stockholder interests, including the following:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” and based on corporate performance and targeted objectives, as well as equity-based to align the interests of our executive officers and stockholders;

•

No Special Retirement Plans. We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans (other than the broad-based Company-sponsored 401(k) plan), or nonqualified deferred compensation plans or arrangements to our executive officers;

•	No Perquisites. We do not provide any perquisites or other personal benefits to our executive officers;

•	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross- ups”) on any personal benefits, other than standard relocation benefits;

•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•

“Double-Trigger” Change in Control Arrangements. All change in control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of our Company plus a qualifying termination of employment before payments and benefits are paid);

•	Performance-Based Incentives. We use performance-based short- and long-term incentives;

•

Multi-Year Vesting Requirements. The new-hire and annual equity awards granted to our executive officers typically vest or are earned over multi-year periods, consistent with current market practice and our retention objectives; and

•	Hedging and Pledging Prohibited. We prohibit our employees from hedging or pledging any securities of our Company.

Results of Prior Stockholder Advisory Vote

At our 2014 Annual Meeting of Stockholders, our stockholders strongly approved the compensation of the named executive officers, with 1,685,172 votes cast in favor of our say-on-pay proposal and 126,129 votes cast against the proposal. The share numbers in the sentence above reflect the impact of the 1for 10 reverse stock split. As we evaluated our executive compensation program for 2015, we considered the strong support our stockholders expressed in our approach to setting reasonable executive compensation that both retains and motivates the executive officers, including our Named Executive Officers, and closely aligns their interests with those of our stockholders. Accordingly, our Board of Directors and our Compensation Committee determined to retain the general philosophy, but slightly revise the structure of our executive compensation program for 2015.

Executive Compensation Questions and Answers

Q.	What is our Company’s overall executive compensation philosophy?

A.  Our Company’s overall executive compensation philosophy focuses on pay for performance. Accordingly, while we pay competitive base salaries and other benefits, a significant portion of each executive officer’s compensation opportunity is based on variable pay – short-term cash incentive compensation and long-term equity compensation. We find that focusing on pay for performance aligns the interests of our executive officers with the interests of our stockholders and provides our executive officers with incentives to achieve and enhance our Company’s short-term and long-term goals.

Q.	What are the objectives of the Company’s compensation programs and how does the compensation program design reflect the overall compensation philosophy?

A.  Our executive compensation programs are designed to meet the following objectives:

•	Attract and retain motivated and talented executives with a view to the competitive nature of the marketplace in Silicon Valley and other areas in which we seek talent;

•	Motivate our executives to perform to their best abilities through a compensation strategy that includes meaningful pay for performance;

•	Position base salary, targeted variable compensation and equity compensation to the 50th to 75th percentile of competitive market compensation (based on a comparison to similarly situated companies);

•	Link executive compensation to our Company’s performance and achievement of the individual’s targeted objectives;

•

Align the interests of our executive officers with those of our stockholders by (i) providing incentives to attain our long-term goals, (ii) specifically linking our financial and operating results to variable compensation paid to our executive officers, and (iii) with respect to long-term equity compensation, generally keeping within industry guidelines for dilution; and

•	Provide a compensation structure that is internally equitable and consistent based on level of responsibilities and performance.

We believe that these objectives fit within our overall compensation philosophy by providing incentives to our executive officers continuously to work to improve our performance, as well as position our Company for long-term growth. These objectives are also intended to enhance stockholder value, provide proper compliance with regulatory and related requirements, and create a cohesive executive team, further supporting our compensation philosophy.

Q.	How do we intend to meet our compensation program objectives?

A.	To meet the compensation program objectives, we have designed an executive compensation program based on the following general policies:

•	Pay fixed compensation in the form of base salaries that are competitive with the practices of other comparable technology companies in our region.

•	Incorporate variable compensation:

•	through an annual bonus or commission plans that are based upon our performance when compared to our annual financial and identified strategic objectives; and

•

by providing long-term incentives in the form of equity awards, to motivate and retain key individuals whose abilities or position are deemed necessary to increase long-term stockholder value, and to align executive interests with stockholder interests.

Q.	Who are the Named Executive Officers?

A.  The Named Executive Officers include any individual who served as our principal executive officer or principal financial officer in 2015, plus the three other most highly-compensated executive officers of our Company in 2015. The 2015 Named Executive Officers were as follows:

Title	Name
Chairman of the Board, Chief Executive Officer and President	Ronald A. Sege
Vice President and Chief Financial Officer	C. Michael Marszewski
Chief Legal and Administration Officer	Alicia J. Moore
Chief Technology Officer and Vice President, Engineering	Sohrab Modi
Former Vice President of Global Sales	Christopher R. Dingley (1)
Former Executive Vice President and Chief Financial Officer	William R. Slakey (2)

(1)	Mr. Dingley resigned from his employment with the Company effective January 5, 2016.
(2)	Mr. Slakey resigned from his employment with the Company effective April 24, 2015.

Q.	What is the role of the Compensation Committee of our Board of Directors?

A.  The Compensation Committee is responsible for ensuring compliance with our executive compensation objectives and policies. Accordingly, the Compensation Committee reviews and approves our annual executive compensation arrangements, including approving specific performance objectives for the 2015 MIP. These arrangements include, among other items, annual base salary, an annual incentive bonus opportunity, long-term incentive compensation in the form of equity awards, and certain other benefits. In performing these duties, the Compensation Committee is assisted by our Human Resources Department and receives input from our executive management, particularly our Chief Executive Officer, Chief Financial Officer and Chief Legal and Administration Officer, as well as independent compensation consultants. No executive officer provides input to the Compensation Committee with respect to his or her own compensation.

Management provides the Compensation Committee with information about our Company and individual executive performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee is authorized to obtain the assistance of compensation and independent legal consultants at any time, and may also rely on consultants retained by our Company. In 2015, the Compensation Committee retained the services of Compensia, an independent compensation consulting firm that provides compensation advisory services, to provide input regarding executive compensation, including base salary, annual bonuses, long-term incentive compensation and other benefits or compensation.

The Compensation Committee approves and interprets our executive compensation and benefits plans and policies, including our stockholder-approved 1997 Stock Plan. The Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are independent for purposes of the listing standards of the NASDAQ Stock Market, “outside directors” for purposes of Section 162(m) of the

Code, and “non-employee directors” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The Compensation Committee regularly meets in executive session without management present.

Q.	What is the role of our Chief Executive Officer in compensation decisions?

A.  Our Chief Executive Officer sets individual performance objectives, in line with the corporate objectives, for each executive officer (other than himself) at the beginning of the calendar year and reviews the performance of our executive officers during the year as well as during an annual review process following the end of the calendar year. He then presents his findings to the Compensation Committee, together with recommendations for their compensation arrangements.

In 2014, we implemented an employee performance management program under which employees, including each of our executive officers, are asked to establish specific, measurable performance objectives that are consistent with our overall business objectives (“MBOs”). We continued this program in 2015. Each executive officer’s MBOs are approved by the Board of Directors or the Compensation Committee, as applicable, with substantial input from our Chief Executive Officer (other than with respect to his own). The Chief Executive Officer evaluates each other executive officer periodically against those MBOs, and submits his evaluation to the Compensation Committee for approval. In evaluating each executive officer, our Chief Executive Officer and the Compensation Committee expect each executive officer to perform at a very high level and to also function as an integral part of a cohesive team. The goals of the performance management program are to provide objective criteria against which to evaluate the performance of our executive officers and support a “pay for performance” culture.

The Compensation Committee considers these findings and recommendations, but makes its own final determinations. This review process is generally conducted in advance of annual base salary adjustments, if any, the adoption of the annual management bonus program for the upcoming year, and the grant of annual equity awards.

The Compensation Committee alone or in consultation with our full Board of Directors (other than our Chief Executive Officer) reviews the performance of our Chief Executive Officer. As with the other executive officers, our Chief Executive Officer is expected to perform at a very high level.

Q:	What is the role of compensation consultants and competitive positioning in determining executive compensation?

A.  In 2015, we engaged Compensia to provide input on a broad range of executive matters, including ad hoc market data for executive hires and promotions, base salary, annual cash bonuses, long-term incentive compensation, and plan design relative to post-employment compensation practices. In 2015, we used data from Compensia relating to base salaries of executives at comparable technology companies with revenues less than $200 million.

The Compensation Committee uses compensation surveys and publicly-available data, as well as advice from Compensia and other independent sources. In addition, although we did not conduct a competitive market analysis for purposes of establishing executive compensation levels in 2015, the Compensation Committee did consider and rely on the data previously collected and analyzed as part of its compensation-setting process, referring to the 50th to 75th percentile of competitive market compensation (based on a comparison to similarly situated companies).

In addition to the above, the Compensation Committee considered and discussed a number of factors, including the dynamics both in the Company’s current and proposed positioning and focus, as well as the broad nature of the Internet of Things market, and the wide variety in size and scope of companies focusing on that market; in making its compensation related decisions in 2015.

Q.	What are the elements of our Company’s executive compensation program?

A.  Our executive officers’ compensation has three primary components:

•	Base salary;

•	Annual cash bonus opportunities through our annual management bonus plan; and

•	Long-term incentive compensation in the form of annual equity awards.

In addition, we provide our executive officers with 401(k), vacation, health and welfare benefits that are available to all salaried employees in the geographical location in which they are based. We do not provide pension arrangements, deferred compensation or other similar benefits to our current executive officers.

We believe that this combination of elements provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and is conducive to executive recruitment and retention.

Q.	When are decisions concerning executive compensation made?

A.  Typically, the Compensation Committee makes its decisions concerning base salaries and target annual cash bonus opportunities of our executive officers early in the year, as was the case in 2015. Decisions regarding executive compensation may also be made at other times of the year.

Our equity compensation grant guidelines, which are described below, call for annual equity awards to be made effective on the date of our Annual Meeting of Stockholders, or such other date as is selected by the Compensation Committee. Accordingly, the annual awards for our executive officers, including our Named Executive Officers, were made on June 12, 2015.

In addition, the Compensation Committee reserves the right to make one-time special equity grants or other adjustments to compensation, where it deems appropriate, to reward performance, recognize a promotion, or due to any other factors it deems appropriate. The Compensation Committee exercised this discretion in 2015 to grant Mr. Marszewski an equity award in April 2015 in recognition of his increased responsibilities and to promote retention.

Q:	How are individual performance and other factors taken into consideration when making executive compensation decisions?

A:  As noted above, the Compensation Committee relies on input from our Chief Executive Officer to evaluate the performance of our executive officers (other than with respect to himself). For example, our Chief Executive Officer meets frequently with each of our executive officers, enabling him to develop in-depth knowledge of each executive officer’s performance. In addition, in 2015 we continued the implementation of our employee performance management program described above. Under this program, each executive officer’s objectives reflected the applicable department’s overall objectives and were approved by our Chief Executive Officer, and submitted to the Compensation Committee for its review and approval. Our Chief Executive Officer is expected periodically to evaluate the executive officer’s performance against those objectives. The Chief Executive Officer then reviews the strengths, accomplishments and areas for growth of each executive officer with each individual.

Q:	How are base salaries determined?

A:  Base salary is used in our executive compensation program as a means to attract and retain qualified executive officers, and to be competitive in our geographic region and industry sector. The Compensation Committee sets the base salaries of our executive officers, including the Named Executive Officers, to compensate them for services rendered during the year, and to meet competitive norms and reward performance on an annual basis. As described above, the Compensation Committee uses competitive market data as a reference source when making compensation decisions to keep our base salaries competitive with the market. In addition, when considering base salary adjustments, the Compensation Committee also considers each executive officer’s current performance, expected future contributions, and internal equity.

For 2015, the Compensation Committee, in recognition of the continuing challenges facing our business and industry sector, decided not to make any programmatic adjustments to the base salaries of the Named Executive Officers. The Compensation Committee did approve an increase in salary to C. Michael Marszewski in connection with his promotion to Chief Financial Officer

The following table sets forth the annual base salaries of the Named Executive Officers for 2015:

Named Executive Officer	Title	2015 Salary
Ronald A. Sege	Chairman of the Board, Chief Executive Officer and President	$400,000
C. Michael Marszewski	Vice President and Chief Financial Officer	$270,000
Alicia J. Moore	Chief Legal and Administration Officer	$305,000
Sohrab Modi	Chief Technology Officer and Vice President, Engineering	$260,000
Christopher R. Dingley	Former Vice President of Global Sales	$225,000
William R. Slakey	Former Executive Vice President and Chief Financial Officer	$312,000

Q:	What determinations were made for the executive bonuses in 2015?

A:  2015 MIP. For 2015, we determined that the key imperatives for our Company continue to be to increase revenues, control spending, and achieve targeted objectives designed to position the Company to compete in the strategic lighting controls market, including introducing new products, and expanding sales channels, partners and brand awareness. Consequently, in March 2015, the Compensation Committee approved the 2015 MIP, pursuant to which our executive officers, including the Named Executive Officers (other than Mr. Dingley), were eligible to earn cash payments contingent upon the achievement of specified target levels in revenue growth and expense reductions as well as key management-based objectives (MBOs) that were designed to recognize contributions made by function in support of the corporate business plan, and other short and long term objectives to create value in our business.

Target Bonus Opportunities. Each Named Executive Officer (other than Mr. Dingley) participated in the 2015 MIP. As our top sales executive, Mr. Dingley participated in a sales commission plan, as described in further detail below.

Except as noted below for Mr. Marszewski, the 2015 bonus targets set relative to each such Named Executive Officer’s total compensation and internal equity were not changed from 2014. The Compensation Committee believed these existing targets provided the appropriate incentives for our executives in 2015.

The following table sets forth the target bonus opportunities of the Named Executive Officers participating in the 2015 MIP. Mr. Slakey’s employment terminated before he received a bonus.

Named Executive Officer	Title	2015 Target Bonus
Ronald A. Sege	Chairman of the Board, Chief Executive Officer and President	$400,000
C. Michael Marszewski	Vice President and Chief Financial Officer	$70,000 (1)
Alicia J. Moore	Chief Legal and Administration Officer	$95,000
Sohrab Modi	Chief Technology Officer and Vice President, Engineering	$75,000

(1)

This amount reflects the increased compensation in connection with Mr. Marszewski’s promotion to Chief Financial Officer deemed appropriate by the Compensation Committee in acknowledgement of his increased responsibilities in connection with his new position.

2015 MIP Design.  The 2015 MIP is designed to pay out based on achievements against the financial metrics under the formula described below and the pre-established MBOs. The financial metrics for the bonus were set to be aggressive but achievable through diligent efforts and teamwork by our executive team.

Metric	Weight	Threshold (50%)	Target (100%)	Maximum (150%)

Revenue (in millions)	37.5%	$36,136	$38,038	$43,744

Non-GAAP Operating Income or Loss (1) (in millions)	37.5%	($8,752)	($8,335)	($7,502)

MBO Discretion (2)	25.0%	N/A	N/A	N/A

(1)

For these purposes, Non-GAAP operating income or loss is calculated as our Company’s actual net operating income or loss for 2015, adjusted to remove stock-based compensation charges and payments under the 2015 MIP.

(2)

The MBOs for each Named Executive Officer (other than our Chief Executive Officer) reflected key objectives and initiatives that were created by such executive officer’s functional group within our organization, and approved by our Board of Directors when it approved the operating plan. These MBOs were intended to motivate performance with respect to other quantitative components of our business, including successful product launches, streamlining operations, expense reductions, as well as certain qualitative components of our business, including customer relations, expanding our patent portfolio, and building brand awareness. The weight of the various elements of each individual’s MBOs varied by functional group and perceived value relative to the other elements comprising such individual’s MBO. Our Chief Executive Officer’s MBOs were designed by the chairman of the Compensation Committee and approved by the Compensation Committee, and intended to provide a qualitative assessment of his contribution to our organization as a whole over the year as measured through the achievement of his team’s MBOs.

Each of the first two metrics was scored individually. If performance for a metric was greater than the threshold but not in excess of the maximum, the achievement percentage would be calculated based on a liner interpolation between the threshold and maximum amounts in the table above.

Actual Bonus Decisions.  At the end of 2015, the Compensation Committee determined that we achieved 106.7% of our revenue target under the 2015 MIP and 150% of our Non-GAAP operating income

(loss) target under the 2015 MIP. In addition the CEO and Compensation Committee assessed the performance of each executive officer, including each Named Executive Officer, other than the CEO participating in the 2015 MIP against his or her MBOs for the discretionary portion of the 2015 MIP, including each element comprising the MBO. The Committee determined achievement against the MBOs as follows: C. Michael Marszewski (100%), Alicia J. Moore (100%), and Sohrab Modi (90%). The Compensation Committee evaluated Mr. Sege’s performance under the discretionary portion of the 2015 MIP, and determined to award his bonus based on the average percentage attainment of the discretionary MBOs of all non-executive officers participating in the 2015 MIP, which resulted in a 95% achievement.

Bonus payments were paid to the Named Executive Officers participating in the 2015 MIP based on the achievement levels under the 2015 MIP and in the amounts that are set forth in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Q:	What determinations were made for Christopher Dingley’s commission plan?

A:  As described above, Mr. Dingley did not participate in the 2015 MIP but instead participated in a sales commission plan. We believed this provided a more appropriate incentive for Mr. Dingley, as our top sales executive, because it would focus his efforts on growing our business by driving sales which will lead to an increase in our revenues, as recorded in the Company’s quarterly financial statements. Mr. Dingley’s 2015 target incentive compensation opportunity was $175,000, which remained unchanged from his opportunity in 2014.

Commission Plan Design. Under Mr. Dingley’s commission plan, up to 75% of his target incentive compensation opportunity could have been earned based on achieving the cumulative revenue targets in the table set forth below, and the remaining 25% of his target incentive compensation opportunity was discretionary based on his overall performance for the year as determined by the our Chief Executive Officer, and approved by the Compensation Committee. The targets were cumulative, based on year to date achievements.

	Q1	Q2	Q3	Q4

Commission Plan Cumulative Revenue Target (in millions)	$9.563	$19.055	$28.526	$38.038

The commission amounts that Mr. Dingley could earn against achievement of cumulative revenue targets were calculated on a sliding scale, with rates scaling from partial attainment through over-achievement. For the non-discretionary portion of his target, he would receive (i) 30% of his targeted commission for achieving up to 85% of the revenue targets, (ii) the remaining 70% of his targeted commission upon 100% achievement of his revenue targets, and (iii) two times the average commission rate (target commissions divided by revenue target) for all revenue in excess of 100%. There was no minimum or maximum levels of achievement.

We believe this design is consistent with the competitive market in which we compete.

Actual Commission Decisions.  Based on our revenue achievement in 2015, Mr. Dingley received the following commissions: $34,211 on Q1 results, $32,218 on Q2 results, $35,172 on Q3 results, and $36,696 on Q4 results. Mr. Dingley did not receive a discretionary bonus under the commission plan. His total commission payments in 2015 under the commission plan aggregated to $138,297.

The aggregate amount of commission payments made to Mr. Dingley in 2015 is set forth in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

Q:	What decisions did the Compensation Committee make with respect to long-term incentive compensation in 2015?

A:  In June 2015, the Compensation Committee granted annual equity awards to the executive officers, including our Named Executive Officers (other than Mr. Slakey whose employment with us terminated prior to the grant date of these awards). The annual equity awards were in the form of stock options and performance shares. Stock options were granted to provide incentives to our executive officers and certain key individuals, including our Named Executive Officers, to grow our business and improve profitability since the options have an exercise price equal to the fair market value of our common stock on the grant date, and therefore only have value if our stock price increases. Performance awards were granted to help stabilize retention during stock price volatility, since the award does not have a purchase price, but also provide an incentive to increase the stock price to increase the value of the award. Consistent with practice in prior years, of each total award granted, the ratio between shares subject to each stock option and each performance share was 4:1 (or 80% of the award comprised shares subject to an option, and 20% of the award was comprised of performance shares). We believed this mix offered the appropriate link of the executive’s interests to that of our stockholders. These awards are subject to time-based vesting under the schedules set forth below in order to address our retention objectives.

In determining the amount of the 2015 equity awards for each of the Named Executive Officers, including our Chief Executive Officer, the Compensation Committee reviewed the competitive market data, as well as the current value of each executive officer’s outstanding and unvested equity awards, and a target multiplier of the executive officer’s target annual cash compensation. In determining the amount of the 2015 equity awards for the Named Executive Officers, the Compensation Committee also sought to reward and retain our most valuable contributors and reinforce our pay-for-performance culture. In addition, the Compensation Committee reviewed the individual performance of each executive officer, including each Named Executive Officer (other than our Chief Executive Officer) after receiving input from our Chief Executive Officer and based the amount of his or her award on this assessment as well as the individual’s perceived criticality to our Company. The Compensation Committee reviewed the individual performance of our Chief Executive Officer, following input on his performance from the full Board of Directors (excluding our Chief Executive Officer).

The equity awards set forth in the table below were granted to the Named Executive Officers in June 2015 as part of the Company’s annual grant program. These awards were subject to shorter vesting periods than contained in the historical annual grants, in order to strengthen the retentive value of the grants. The table below shows the number of shares subject to each award after the Company’s 1-for-10 reverse stock split.

Name	Non-Qualified Stock Options (1)	Performance Shares (2)
Ronald A. Sege	24,000	6,000
C. Michael Marszewski	8,000	2,000
Alicia J. Moore	8,000	2,000
Sohrab Modi	8,000	2,000
Christopher R. Dingley	4,000	1,000

(1)	One-half ( 1⁄2) of the shares subject to the option vest on June 12, 2016, and 1/24th of the shares subject to the option vest each month thereafter, subject to continued service.
(2)	One-half ( 1⁄2) of the performance shares vest on June 12, 2016 and June 12, 2017, subject to continued service.

In addition, in March 2015, the Compensation Committee approved the following special equity awards for Mr. Marszewski to provide retention incentives. These awards were effective on April 10, 2015. The table below shows the number of shares subject to each award after the Company’s 1-for-10 reverse stock split.

Name	Non-Qualified Stock Options (1)	Performance Shares (2)
C. Michael Marszewski	4,000	1,000

(1)	One-third ( 1⁄3) of the shares subject to the option vest on April 10, 2016, and 1/36th of the shares subject to the option vest each month thereafter, subject to continued service.
(2)	One-third ( 1⁄3) of the shares subject to the option vest on April 10, 2016, April 10, 2017, and April 10, 2018, subject to continued service.

Q:	How does our Company determine grant dates for equity awards?

A:  In May 2014, our Board of Directors and the Compensation Committee approved equity compensation grant guidelines regarding the timing of granting equity awards to our employees, including our executive officers.

The equity compensation grant guidelines provide that awards generally will be granted on the 10th day of the calendar month (or the next business day, if the 10th day is not a business day). The grant date of the award is also the date that the exercise price (determined as the closing price for our common stock on the NASDAQ Stock Market) and vesting date(s) are set. Awards may be approved in advance of the grant date for that month. Generally, award approvals by the Compensation Committee will be made at an in-person or telephonic committee meeting. If an award is approved by unanimous written consent, the effective date of such written consent will be the date the last signature is obtained.

The guidelines apply to awards for both new and existing employees, including executive officers. The grant date for new employees will generally be the 10th day of the month following the date the award is approved, provided that the grant date cannot be prior to the employee’s first day of employment. The guidelines provide that, in the case of the annual equity awards to all or any subset of existing employees, the grant date will be the date of our Annual Meeting of Stockholders for such year, or such other date as determined by the Compensation Committee. In 2015, the Committee made the annual equity awards in June. In the case of awards to our executive officers (including the annual award), if our Company’s “insider trading window” is not then open, the grant date shall be the day the insider trading window next opens.

The Compensation Committee has not granted, nor does it intend to grant in the future, equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Compensation Committee has not timed, nor does it intend to time in the future, the release of material nonpublic information based on equity award grant dates.

Q:	How was the compensation for our Company’s Chief Executive Officer and other Named Executive Officers determined?

A:  In February and June 2015, the Compensation Committee reviewed Mr. Sege’s compensation, which was initially set by the employment agreement between him and our Company. The employment agreement had provided for Mr. Sege’s compensation for 2010 and 2011 to be $400,000 in base salary and $400,000 in target bonus opportunity (prorated, in the case of 2010, for the period of time during which

Mr. Sege was an employee of our Company), with the bonus to be tied to performance criteria to be established by the Compensation Committee.

The Compensation Committee determined that Mr. Sege had performed well in 2015; he was initiating necessary actions to transition our Company’s business to the nascent, prospectively high growth strategic lighting market, and he was responding well to adverse market conditions and other factors impacting the Company that were outside the Company’s control. Given the continued challenging market environment for our Company, the Compensation Committee determined not to make any changes to the level of Mr. Sege’s compensation in 2015, and determined that the performance criteria applicable to Mr. Sege’s 2015 target bonus opportunity should be identical to the performance criteria applicable to the other Named Executive Officers (other than Mr. Dingley). The performance criteria, which are described in more detail above, were intended to drive revenue, and decrease operating expenses. Mr. Sege’s potential 2015 bonus was capped at 150% of his target bonus opportunity, as stipulated in Mr. Sege’s employment agreement.

In February and June 2015, the Compensation Committee also reviewed the accomplishments, strengths and areas for growth or improvement for each of the other Named Executive Officers (other than Mr. Slakey, after his resignation from the Company) , and determined that each of these Named Executive Officers was performing well. As with Mr. Sege, given the continued challenging market environment and the Company’s position, the Compensation Committee determined not to make any programmatic changes to the level of compensation in 2015 for the Named Executive Officers.

Q:	Does our Company maintain stock ownership guidelines for its directors and executive officers?

A:  Although our Board of Directors previously adopted stock ownership guidelines in August 2007 applicable to our executive officers and non-employee directors, in view of the stock price volatility in 2015, the actions required to maintain Nasdaq compliance culminating in a 1 for 10 reverse stock split, and the resulting implications to the float, the Compensation Committee determined to suspend the stock ownership guidelines and to work with its outside consultant to review, and, if appropriate institute, new guidelines in 2016. The previous guidelines established a target number of shares that each of our employees and non-employee directors would own within five years after the date of their appointment as a director or executive officer.

Q:	Does our Company offer other benefits and programs to our executive officers?

A:  We offer a number of other benefits to our employees, including our executive officers, including vacation, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, and employee assistance programs. We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our Company does not offer matching for 401(k) Plan contributions, nor does our Company offer a pension program, except as mandated by local laws.

We believe that the availability of these benefits programs generally enhances employee productivity and loyalty to our Company. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Q:	Does our Company provide perquisites or other personal benefits?

A:  Currently, we do not provide perquisites to our executive officers. In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Q:	Does our Company maintain any employment arrangements with our Named Executive Officers?

A:  Chief Executive Officer. Effective August 19, 2010, Mr. Sege entered into an employment agreement with our Company. The compensation payable to Mr. Sege under the employment agreement is described above, and his post-employment compensation arrangements are described in the following section. If we either terminate Mr. Sege’s employment for any reason other than “cause” or Mr. Sege resigns for “good reason” (either event being an “Involuntary Termination”), then subject to his execution of a release of claims in favor of our Company which subsequently becomes effective, he will be entitled to receive: (a) a lump sum payment equal to the sum of 12 months of his then-current base salary plus an amount equal to the pro-rata portion of his then-current target bonus; (b) up to 18 months of COBRA reimbursement; and (c) 12 months vesting acceleration of his then outstanding and unvested equity awards other than any performance-based restricted stock award. Under Mr. Sege’s employment agreement, in the event our Company experiences a change in control and he is subject to an Involuntary Termination (not for cause) during the three month period prior to the change in control or following the change in control, then subject to his execution of a release of claims in favor of our Company that subsequently becomes effective, he would be entitled to receive: (x) a lump sum payment equal to 18 months of his base salary and target annual bonus (based on the average annual bonus paid over the last two years or the current target annual bonus, whichever is higher); (y) up to 18 months of COBRA reimbursement; and (z) 100% vesting acceleration of outstanding and unvested equity awards (including at the target levels for any outstanding and unvested performance-based awards).

Chief Financial Officer.  We entered into a letter agreement with our former Chief Financial Officer, Mr. Slakey, with respect to his appointment as Executive Vice President and Chief Financial Officer, which became effective on November 7, 2011. The compensation payable to Mr. Slakey under this letter agreement is described in the “Executive Compensation and Related Matters” section of this Proxy Statement. The Company’s current Vice President and Chief Financial Officer, Mr. Marszewski, is eligible for the severance and change in control payments and benefits described below.

Other Executive Officers.  The Compensation Committee approved our Company entering into individual severance agreements with certain individuals reporting to our Chief Executive Officer with operational responsibility over particular critical functions including the Named Executive Officers. Pursuant to this authorization, our Company entered into agreements with the following individuals:

Name	Title
C. Michael Marszewski	Vice President and Chief Financial Officer
Alicia J. Moore	Chief Legal and Administration Officer
Sohrab Modi	Chief Technology Officer and Vice President, Engineering
Christopher R. Dingley	Former Vice President of Global Sales
Christopher Jodoin	Vice President Operations and Planning

Except for Mr. Dingley, each of these agreements has a term of four years from its effective date, which renew automatically for additional two year periods, and provide cash severance benefits for nine months in the event of non-fault involuntary terminations, or 12 months in the event of a change in control of our Company, respectively, in either case conditioned upon execution and non-revocation of a release and continued compliance with our Company’s proprietary information agreement. The severance benefits include payment of base salary and an amount equal to twice the monthly COBRA premium that would be required to continue group health, dental and vision coverage for the a period equivalent to the severance payments. Mr. Dingley’s agreement provided for 4 month cash severance in the event of a non-fault termination due to a change of control event, subject to the release condition described above. None of the other Named Executive Officers is a party to any other employment or comparable agreement.

Q:	Does our Company provide any of its Named Executive Officers with change in control benefits?

A:  In June 2008, our Board of Directors approved modifications to the forms of equity award agreements under our 1997 Stock Plan. Under these modifications, if within 12 months following a change in control of our Company, an employee of our Company or our subsidiaries at the level of Vice President and above is subject to an involuntary (not for cause) termination within the meaning of our 1997 Stock Plan, then certain equity awards of that employee would become fully vested. Our Board of Directors made this decision to reflect common practice among comparable situated companies in the Silicon Valley, following a review of such practices and input from our Company’s outside counsel.

Q:	What is the tax and accounting treatment of our executive compensation?

A:

Section 162(m)

Section 162(m) of the Code generally disallows a tax deduction to a public corporation for compensation in excess of $1 million paid for any fiscal year to its chief executive officer or any of the three other most highly compensated executive officers (other than its chief financial officer). Compensation that qualifies as “performance-based compensation” is not subject to this deduction limit if certain requirements are met. Our 1997 Stock Plan has been structured to permit (but not require) our Company to pay compensation in excess of $1 million per year to our executive officers without compromising the deductibility of such compensation under Section 162(m). However, the Compensation Committee retains the flexibility to pay compensation to senior executives based on other considerations if it believes that doing so is in the stockholders’ interests. Our Company does not guarantee that compensation intended to qualify as performance-based compensation under Section 162(m) so qualifies. Tax deductibility of executive compensation is one of the many factors the Compensation Committee considers in setting executive compensation each year. From time to time, the Compensation Committee may, in its judgment, approve compensation for our executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of our Company and our stockholders.

Section 409A

Section 409A of the Code imposes a penalty tax on “nonqualified deferred compensation” that fails to satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Accordingly, as a general matter, our Company attempts to structure its compensation and benefits plans and arrangements for all of our employees, including the Named Executive Officers, so that they are either exempt from, or satisfy the requirements of, Section 409A. Our Company does not guarantee that its benefits plans and arrangements all satisfy the requirements of Section 409A.

Accounting Treatment

We account for stock-based compensation in accordance with the requirements of ASC 718. We also take into consideration ASC 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013 for the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Ronald A. Sege (2)	2015	400,000	—	54,660	107,342	480,070	—	1,042,072
Chairman of the Board, Chief	2014	400,000	—	246,000	—	—	—	646,000
Executive Officer and	2013	400,000	—	71,100	170,517	323,006	—	964,623
President

C. Michael Marszewski (3)	2015	266,667	5,000	27,820	55,676	84,887	—	440,050
Vice President and	2014	260,000	—	110,700	—	—	2,000	372,700
Chief Financial Officer	2013	260,000	—	18,960	45,471	31,493	—	355,924

Alicia J. Moore (4)	2015	305,000	—	18,220	35,781	115,204	—	474,205
Chief Legal and	2014	305,000	65,000	73,800	—	—	—	443,800
Administration Officer	2013	139,792	—	100,800	242,649	—	—	483,241

Sohrab Modi (5)	2015	260,000	—	18,220	35,781	89,076	—	403,077
Chief Technology Officer and	2014	86,667	—	76,160	190,658	—	—	353,485
Vice President of Engineering	2013	—	—	—	—	—	—	—

Christopher R. Dingley (6)	2015	225,000	138,297	9,110	17,890	—	—	390,297
Former Vice President	2014	182,813	142,009	65,000	152,242	—	—	542,064
Global Sales	2013	—	—	—	—	—	—	—

William R. Slakey (7)	2015	99,612	—	—	—	—	—	99,612
Former Executive Vice	2014	312,000	—	135,300	—	—	—	447,300
President and Chief	2013	312,000	—	49,770	119,362	100,778	—	581,910
Financial Officer

(1)

Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the grant date fair value of the stock awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016. These amounts do not correspond to the actual values that will be recognized by the Named Executive Officers.

(2)

Mr. Sege has served as President and Chief Executive Officer of Echelon (the “Principal Executive Officer” or “PEO”) since August 19, 2010 and as Chairman of the Board since October 12, 2011. See “Executive Compensation and Related Matters—Compensation Discussion and Analysis” and “—Potential Payments Upon Termination or Change in Control” for a description of the material terms of Mr. Sege’s employment agreement.

(3)	Mr. Marszewski, formerly the Vice President of Finance and Corporate Controller, has served as Vice President and Chief Financial Officer of Echelon since April 24, 2015.
(4)	Ms. Moore has served as Senior Vice President, General Counsel and Secretary since July 2013 and as Chief Legal and Administration Officer of Echelon since April 2015.
(5)	Mr. Modi has served as Chief Technology Officer of Echelon since September 1, 2014 and as Vice President of Engineering since February 2015.
(6)	Mr. Dingley served as Vice President Global Sales of Echelon from March 10, 2014 to January 5, 2016.
(7)	Mr. Slakey served as Executive Vice President and Chief Financial Officer of Echelon from November 7, 2011 to April 24, 2015.

Grants of Plan-Based Awards in 2015

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2015 under any plan. All equity awards were granted under our 1997 Stock Plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)
Ronald A. Sege	03/29/2015	03/29/2015	—	400,000	600,000	—	—	—	—
	06/12/2015	06/11/2015	—	—	—	6,000 (2)	—	—	54,660
	06/12/2015	06/11/2015	—	—	—	—	24,000 (3)	9.11	107,342
C. Michael Marszewski	03/29/2015	03/29/2015	—	70,000	105,000	—	—	—	—
	04/10/2015	03/29/2015	—	—	—	1,000 (4)	—	—	9,600
	04/10/2015	03/29/2015	—	—	—	—	4,000 (5)	9.60	19,895
	06/12/2015	06/11/2015	—	—	—	2,000 (2)	—	—	18,220
	06/12/2015	06/11/2015	—	—	—	—	8,000 (3)	9.11	35,781
Alicia J. Moore	03/29/2015	03/29/2015	—	95,000	142,500	—	—	—	—
	06/12/2015	06/11/2015	—	—	—	2,000 (2)	—	—	18,220
	06/12/2015	06/11/2015	—	—	—	—	8,000 (3)	9.11	35,781
Sohrab Modi	03/29/2015	03/29/2015	—	75,000	112,500	—	—	—	—
	06/12/2015	06/11/2015	—	—	—	2,000 (2)	—	—	18,220
	06/12/2015	06/11/2015	—	—	—	—	8,000 (3)	9.11	35,781
Christopher R. Dingley	06/12/2015	06/11/2015	—	—	—	1,000 (2)	—	—	9,110
	06/12/2015	06/11/2015	—	—	—	—	4,000 (3)	9.11	17,890
William R. Slakey	03/29/2015	03/29/2015	—	124,800	187,200	—	—	—	—

(1)

The amount shown reflects the grant date fair value of each equity award computed in accordance with FASB ASC Topic 718 (disregarding an estimate of forfeitures). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers upon exercise or sale of such award.

(2)	The amount shown reflects a performance share grant, which vests as to 50% of the shares on June 12, 2016 and June 12, 2017, subject to continued employment with our Company.
(3)

The amount shown reflects a stock option grant, which vests as to 50% of the shares on June 12, 2016 and as to 1/24th of the shares each month thereafter, subject to continued employment with our Company.

(4)	The amount shown reflects a performance share grant, which vests as to 1/3rd of the shares on April 10, 2016 and each one-year anniversary thereafter, subject to continued employment with our Company.
(5)

The amount shown reflects a stock option grant, which vests as to 1/3rd of the shares on April 10, 2016 and as to 1/36th of the shares each month thereafter, subject to continued employment with our Company.

Outstanding Equity Awards at 2015 Fiscal Year-End

The table below shows all outstanding equity awards held by the Named Executive Officers at the end of our fiscal year ended December 31, 2015. All awards were granted under our 1997 Stock Plan.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($) (19)
Ronald A. Sege	8/19/2010	25,000 (1)	—	74.60	8/19/2017	—	—
	6/11/2012	11,250 (2)	3,750 (2)	31.70	6/11/2022	—	—
	6/10/2013	6,000 (3)	6,000 (3)	23.70	6/10/2023	—	—
	6/12/2015	—	24,000 (4)	9.11	6/12/2025	—	—
	6/11/2012	—	—	—	—	937 (5)	5,285
	6/10/2013	—	—	—	—	1,500 (6)	8,460
	6/12/2015	—	—	—	—	6,000 (7)	33,840
C. Michael Marszewski	6/11/2012	1,050 (2)	350 (2)	31.70	6/11/2022	—	—
	6/10/2013	1,600 (3)	1,600 (3)	23.70	6/10/2023	—	—
	4/10/2015	—	4,000 (8)	9.60	4/10/2025	—	—
	6/12/2015	—	8,000 (4)	9.11	6/12/2025	—	—
	6/11/2012	—	—	—	—	87 (9)	—
	6/10/2013	—	—	—	—	400 (10)	—
	4/10/2015	—	—	—	—	1,000 (11)	—
	6/12/2015	—	—	—	—	2,000 (7)	—
Alicia J. Moore	8/12/2013	9,000 (12)	9,000 (12)	22.40	8/12/2023	—	—
	6/12/2015	—	8,000 (4)	9.11	6/12/2025	—	—
	8/12/2013	—	—	—	—	2,250 (13)	12,690
	6/12/2015	—	—	—	—	2,000 (7)	11,280
Sohrab Modi	9/10/2014	3,400 (14)	10,200 (14)	22.40	9/10/2024	—	—
	6/12/2015	—	8,000 (4)	9.11	6/12/2025	—	—
	9/10/2014	—	—	—	—	2,550 (15)	14,382
	6/12/2015	—	—	—	—	2,000 (7)	11,280

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)	($) (19)
Christopher R. Dingley	3/10/2014	2,000 (16)	6,000 (16)	32.50	3/10/2024	—	—
	6/12/2015	—	4,000 (4)	9.11	6/12/2025	—	—
	3/10/2014	—	—	—	—	1,500 (17)	8,460
	6/12/2015	—	—	—	—	1,000 (7)	5,640
William R. Slakey (18)	—	—	—	—	—	—	—

(1)	This SAR was subject to vesting at the rate of one-fourth of the shares on August 19, 2011 and each one-year anniversary thereafter, subject to continued employment with our Company.
(2)	This stock option is subject to vesting at the rate of one-fourth of the shares on June 11, 2013 and each one-year anniversary thereafter, subject to continued employment with our Company.
(3)	This stock option is subject to vesting at the rate of one-fourth of the shares on June 10, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company.
(4)	This stock option is subject to vesting at the rate of 50% of the shares on June 12, 2016 and 1/24th of the shares each month thereafter, subject to continued employment with our Company.
(5)

This performance share grant was originally for 3,750 shares and subject to vesting at the rate of one-fourth of the shares on June 11, 2013 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 2,813 of such performance shares have been released.

(6)

This performance share grant was originally for 3,000 shares and subject to vesting at the rate of one-fourth of the shares on June 10, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 1,500 of such performance shares have been released.

(7)	This performance share grant is subject to vesting at the rate of 50% of the shares on June 12, 2016 and June 12, 2017, subject to continued employment with our Company.
(8)	This stock option is subject to vesting at the rate of one-third of the shares on April 10, 2016 and 1/36th of the shares each month thereafter, subject to continued employment with our Company.
(9)

This performance share grant was originally for 350 shares and subject to vesting at the rate of one-fourth of the shares on June 11, 2013 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 263 of such performance shares have been released.

(10)

This performance share grant was originally for 800 shares and subject to vesting at the rate of one-fourth of the shares on June 10, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 400 of such performance shares have been released.

(11)	This performance share grant is subject to vesting at the rate of one-third of the shares on April 10, 2016 and each one-year anniversary thereafter, subject to continued employment with our Company.
(12)	This stock option is subject to vesting at the rate of one-fourth of the shares on August 12, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company.
(13)

This performance share grant was originally for 4,500 shares and subject to vesting at the rate of one-fourth of the shares on August 12, 2014 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 2,250 of such performance shares have been released.

(14)	This stock option is subject to vesting at the rate of one-fourth of the shares on September 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company.
(15)

This performance share grant was originally for 3,400 shares and subject to vesting at the rate of one-fourth of the shares on September 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 850 of such performance shares have been released.

(16)	This stock option is subject to vesting at the rate of one-fourth of the shares on March 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company.
(17)

This performance share grant was originally for 2,000 shares and subject to vesting at the rate of one-fourth of the shares on March 10, 2015 and each one-year anniversary thereafter, subject to continued employment with our Company. As of December 31, 2015, 500 of such performance shares have been released.

(18)	As a result of termination of Mr. Slakey’s employment with our Company on April 24, 2015, he did not hold any outstanding equity awards as of December 31, 2015.
(19)	The market value is based on the $5.64 per share closing price of our common stock on December 31, 2015, the last market trading day in 2015.

Option Exercises and Stock Vested for Fiscal 2015

The table below shows all stock options and SARs exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during the fiscal year ended December 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Ronald A. Sege	—	—	7,022	62,106
C. Michael Marszewski	—	—	5,387	54,896
Alicia J. Moore	—	—	1,978	15,470
Sohrab Modi	—	—	850	4,930
Christopher R. Dingley	—	—	500	5,505
William R. Slakey	—	—	1,560	16,770

(1)	The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of shares vested.

Potential Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would have been provided to each of the Named Executive Officers in the event of termination in the regular course of business or termination in connection with a change in control, assuming a termination date of December 31, 2015. See “Executive Compensation and Related Matters—Compensation Discussion and Analysis” for a description of Mr. Sege’s employment agreement and the executive change in control and severance agreements entered into with the other Named Executive Officers.

	Estimated Payments and Benefits
	Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
	Not in Connection with a Change in Control ($)	In Connection with a Change in Control ($)
Ronald A. Sege
Salary	400,000	600,000
Annual Incentive Bonus	400,000	600,000
Vesting Acceleration on Equity Awards (1)	26,435	47,585
Reimbursement for Premiums Paid for Continued Health Benefits (2)	45,854	45,854
Total Termination Benefits	872,289	1,293,439

	Estimated Payments and Benefits
	Involuntary Termination Other Than for Cause or Voluntary Termination for Good Reason
	Not in Connection with a Change in Control ($)	In Connection with a Change in Control ($)
C. Michael Marszewski
Salary	202,500	270,000
Vesting Acceleration on Equity Awards (1)	—	19,667
Reimbursement for Premiums Paid for Continued Health Benefits (3)	14,152	18,870
Total Termination Benefits	216,652	308,537
Alicia J. Moore
Salary	228,750	305,000
Vesting Acceleration on Equity Awards (1)	—	23,970
Reimbursement for Premiums Paid for Continued Health Benefits (3)	—	—
Total Termination Benefits	228,750	328,970
Sohrab Modi
Salary	195,000	260,000
Vesting Acceleration on Equity Awards (1)	—	25,662
Reimbursement for Premiums Paid for Continued Health Benefits (3)	45,854	61,139
Total Termination Benefits	240,854	346,801
Christopher R. Dingley
Salary	—	75,000
Vesting Acceleration on Equity Awards (1)	—	14,100
Reimbursement for Premiums Paid for Continued Health Benefits (3)	—	20,380
Total Termination Benefits	—	109,480

(1)

Based on the aggregate market value of unvested stock options and performance shares and assuming that the triggering event took place on the last business day of fiscal 2015 (December 31, 2015), and the price per share of Echelon’s common stock is the closing price on the NASDAQ Global Select Market as of that date ($5.64). Aggregate market value for stock options is computed by multiplying (i) the difference between $5.64 and the stated exercise price of the stock option, by (ii) the number of shares underlying unvested stock options at December 31, 2015. Aggregate market value for performance shares is computed by multiplying (i) $5.64 by (ii) the number of shares underlying unvested performance shares at December 31, 2015. There can be no assurance that a triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

(2)	Assumes continued coverage of health benefits for eighteen months for Mr. Sege, his spouse and dependents at the same level of coverage provided at December 31, 2015.
(3)

Represents twice the monthly COBRA premium in effect at December 31, 2015, payable for nine months not in connection with a change in control and for twelve months in connection with a change in control.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015, the following directors were members of Echelon’s Compensation Committee: Robert J. Finocchio, Jr. (since April 29, 2015), Armas Clifford Markkula, Jr., Richard M. Moley (from January 1, 2015 through April 29, 2015), and Betsy Rafael. None of these directors has at any time been an officer or employee of Echelon. None of Echelon’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Echelon’s Board of Directors or Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 about our equity compensation plans under which shares of our common stock may be issued to employees, consultants or members of our Board of Directors:

	(a)	(b)		(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders (1)	350,251	$20.15	(2)	517,505
Equity compensation plans not approved by security holders	—	—		—

Total	350,251	$20.15	(2)	517,505

(1)	Consists of securities issuable under our 1997 Stock Plan.
(2)

The weighted average exercise price reflects the issuance of 64,714 performance shares, for which no consideration will be paid upon exercise. The weighted average exercise price for the remaining securities to be issued upon exercise of outstanding options, warrants and rights (285,537 shares) is $24.72.

Our Board of Directors approved a 2016 Inducement Equity Plan in April 2016. 130,000 shares remained available for grant under such plan as of August 10, 2016.

Director Compensation

During the fiscal year ended December 31, 2015, each non-employee director was eligible to receive a cash payment of $40,000 per fiscal year, one-quarter of which was to be paid quarterly for service on our Board of Directors. In addition, each non-employee director was eligible to receive a cash payment of $1,000 per Board of Directors meeting attended. Each member serving on our Compensation and/or Nominating and Corporate Governance Committee was eligible to receive a cash payment of $1,000 for each meeting attended; and each member of our Audit Committee was eligible to receive a cash payment of $2,000 per Audit Committee meeting attended, in acknowledgment of the greater time commitment and risks attendant to that Committee. In 2015, our Board of Directors also continued to utilize the ad hoc Strategy Committee established in 2013, to assist the Company in evaluating strategic opportunities that arise from time to time, for which the members received no additional compensation. Commencing with the third quarter of 2014, there is no additional compensation paid to any member for service on the Strategy Committee. From time to time, our Board of Directors may establish additional ad hoc committees constituted for a specific purpose or purposes. Payments, if any, to directors for serving on these committees are determined by our Board of Directors on a real-time basis. All Board and committee meeting consideration is payable quarterly in arrears of the quarter in which the date of such meeting occurred.

Furthermore, our Board of Directors has adopted a program for automatically granting awards of nonqualified stock options to non-employee directors under our 1997 Stock Plan. If the 2016 Equity Incentive Plan is approved by the stockholders at the Special Meeting, future awards will be made pursuant to the 2016 Equity Incentive Plan. During the fiscal year ended December 31, 2015, such program provided for the automatic grant of an option to purchase 2,500 shares of common stock on the date on which such person first becomes a non-employee director. Additionally, such program provided that each non-employee director would automatically be granted an option exercisable for 1,000 shares of common stock on the date of each annual meeting of stockholders, provided he or she is re-elected to our Board of Directors or otherwise remains on our Board of Directors on such date; and provided that on such date he or she shall have served on our Board of Directors for at least the preceding six months. All options granted under this program are fully vested at grant. On May 19, 2015, the date of our 2015 annual meeting of stockholders, directors Finocchio, Markkula, Maxfield, and Rafael were each granted a fully vested option to purchase 1,000 shares at a per share exercise price of $9.10, the closing price of our common stock on that date.

Director Summary Compensation Table for Fiscal 2015

The table below summarizes the compensation paid by our Company to non-employee directors for the fiscal year ended December 31, 2015.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)(3)	Total ($)
Robert J. Finocchio, Jr.	60,000	3,978	63,978
Armas Clifford Markkula, Jr.	55,000	3,978	58,978
Robert R. Maxfield	59,000	3,978	62,978
Richard M. Moley (4)	25,000	—	25,000
Betsy Rafael	63,000	3,978	66,978

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the grant date fair value of the option awards (disregarding an estimate of forfeitures) as determined in accordance with FASB ASC Topic 718, which were recognized for financial statement purposes. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016. These amounts do not correspond to the actual value that will be recognized by the directors upon exercise or sale of such awards.

(2)

On May 19, 2015, the date of our 2015 annual meeting of stockholders, each non-employee director serving in such capacity for at least the prior six months was granted a fully vested option to purchase 1,000 shares at a per share exercise price of $9.10, the closing price of our common stock on that date.

(3)	As of December 31, 2015, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Robert J. Finocchio, Jr.	5,000
Armas Clifford Markkula, Jr.	5,000
Robert R. Maxfield	5,000
Betsy Rafael	5,000

(4)	Mr. Moley resigned from Echelon’s Board of Directors on April 29, 2015.

OTHER INFORMATION

Stockholder Proposals—2017 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Echelon’s Amended and Restated Bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement above. If you would like a copy of the requirements contained in our Amended and Restated Bylaws, please contact: Chief Legal and Administration Officer, Echelon Corporation, 2901 Patrick Henry Drive, Santa Clara, California 95054.

OTHER MATTERS

As of the date hereof, our Board of Directors is not aware of any other matters to be submitted at the Special Meeting. If any other matters properly come before the meeting, it is the intention of the persons named as proxies to vote the shares they represent as our Board of Directors recommends or as they otherwise deem advisable.

THE BOARD OF DIRECTORS

Santa Clara, California

APPENDIX A

ECHELON CORPORATION

2016 EQUITY INCENTIVE PLAN

1.        Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares.

2.        Definitions. As used herein, the following definitions will apply:

(a)        “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)        “Affiliate” means any entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company.

(c)        “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)        “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares.

(e)        “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(f)        “Base Salary” means the fixed amount of money paid to an Employee in return for work performed, excluding any commissions, bonuses, benefits or any other potential compensation.

(g)        “Board” means the Board of Directors of the Company.

(h)        “Cause” means (i) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as a Service Provider and intended to result in substantial personal enrichment of the Participant, (ii) Participant’s conviction of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company or its successor corporation, and

(iv) following delivery to the Participant of a written demand for performance from the Company or its successor corporation which describes the basis for the belief of the Company or its successor corporation that the Participant has not substantially performed his duties, continued violations by the Participant of the Participant’s obligations, which are demonstrably willful and deliberate on the Participant’s part.

(i)         “Change in Control” means the occurrence of any of the following events:

(i)      A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(ii)      A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)      A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(j)        “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(k)        “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.

(l)        “Common Stock” means the common stock of the Company.

(m)        “Company” means Echelon Corporation, a Delaware corporation, or any successor thereto.

(n)        “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

(o)        “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(p)        “Director” means a member of the Board.

(q)        “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(r)        “Dividend Equivalent” means a credit, made at the discretion of the Administrator or as otherwise provided by the Plan, to the account of a Participant in an amount equal to the cash dividends paid on one Share for each Share represented by an Award held by such Participant.

(s)        “Employee” means any person, including Officers and Directors, employed by the Company or any Parent, Subsidiary, or Affiliate of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(t)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(u)        “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.

(v)        “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii)       If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii)      In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(w)        “Fiscal Year” means the fiscal year of the Company.

(x)        “Grant Date” means the date an Award is granted to a Service Provider pursuant to the Plan.

(y)        “Incentive Stock Option” means an Option that by its terms qualifies and is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(z)        “Inside Director” means a Director who is an Employee.

(aa)       “Involuntary Termination” means (i) without the Participant’s express written consent, a significant reduction of the Participant’s duties, authority or responsibilities, relative to the Participant’s duties, authority or responsibilities as in effect immediately prior to the Change of Control Merger; (ii) without the Participant’s express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Participant immediately prior to the Change of Control Merger; (iii) a material reduction in the Base Salary of the Participant as in effect immediately prior to the Change of Control Merger, other than a uniform reduction applicable to all executives generally; (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which the Participant was entitled immediately prior to the Change of Control Merger with the result that the Participant’s overall benefits package is significantly reduced; (v) the relocation of the Participant to a facility or a location more than 30 miles from the Participant’s then present location, without the Participant’s express written consent; or (vi) any purported termination of the Participant which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid.

(bb)        “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(cc)        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd)        “Option” means a stock option granted pursuant to the Plan.

(ee)        “Outside Director” means a Director who is not an Employee.

(ff)         “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(gg)        “Participant” means the holder of an outstanding Award.

(hh)        “Performance Goals” will have the meaning set forth in Section 11 of the Plan.

(ii)         “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(jj)         “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.

(kk)       “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

(ll)         “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(mm)     “Plan” means this Echelon Corporation 2016 Equity Incentive Plan.

(nn)       “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(oo)      “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(pp)      “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(qq)      “Section 16(b)” means Section 16(b) of the Exchange Act.

(rr)       “Service Provider” means an Employee, Director or Consultant.

(ss)       “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(tt)       “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(uu)      “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.        Stock Subject to the Plan.

(a)        Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is (i) 500,000 Shares plus (ii) any Shares subject to stock options, restricted stock units, performance shares or similar awards granted under the 1997 Stock Plan (the “1997 Plan”) that, after the termination of the 1997 Plan, expire or otherwise terminate without having vested or without having been exercised in full and Shares issued pursuant to awards granted under the 1997 Plan that are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan as a result of clause (ii) equal to 830,228. The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)        Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, Restricted Stock Units, Performance Units or Performance Shares, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares), which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3(b). Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares repurchased by the Company with Option proceeds, and (iv) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof.

(c)        Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

(d)        Exception to Minimum One (1) Year Vesting, Period of Restriction, and Performance Period. Notwithstanding anything contained in the Plan to the contrary, Awards up to a maximum of five percent (5%) of the Shares available for Awards pursuant to Section 3(a) may be granted without regard to the minimum one (1) year vesting, Period of Restriction, and Performance Period requirements of Sections 6(d)(i), 7(b), 8(b), 9(d) and 10(c).

4.        Administration of the Plan.

(a)        Procedure.

(i)       Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)      Section 162(m). To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)     Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)     Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)        Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)        to determine the Fair Market Value;

(ii)       to select the Service Providers to whom Awards may be granted hereunder;

(iii)      to determine the number of Shares to be covered by each Award granted hereunder;

(iv)      to approve forms of Award Agreements for use under the Plan;

(v)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi)       to determine whether Awards will be adjusted for Dividend Equivalents; provided, however, that in no event will a Dividend Equivalent be attached to an Option, Stock Appreciation Rights or full-value Award, in each case, with performance-based vesting conditions granted hereunder;

(vii)      to institute and determine the terms and conditions of an Exchange Program; provided however, that no Exchange Program may be implemented without prior approval from the Company’s stockholders;

(viii)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(ix)        to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(x)         to modify or amend each Award (subject to Section 20 of the Plan), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(b) of the Plan regarding Incentive Stock Options);

(xi)        to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;

(xii)       to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xiii)       to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award; and

(xiv)      to make all other determinations deemed necessary or advisable for administering the Plan.

(c)        Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.        Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6.        Stock Options.

(a)        Limitations.

(i)      Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii)         Subject to Section 12 of the Plan, the following limitations will apply to grants of Options:

(1)        No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 150,000 Shares.

(2)        In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 150,000 Shares that will not be counted against the limit set forth in subsection (1) above.

(3)        The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization, as described in Section 15.

(4)        If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Option will be counted against the limits set forth in subsections (1) and (2) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

(b)        Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Service Provider who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)        Option Exercise Price and Consideration.

(i)           Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)        In the case of an Incentive Stock Option

(A)        granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(B)        granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)        In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3)        Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)        Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)        Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)        Exercise of Option.

(i)          Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement; provided, however, that Options shall become vested and exercisable no earlier than one (1) year after the Grant Date. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 14 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii)          Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three months following the Participant’s termination, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. If Participant dies during such post-employment period, the Option may be exercised following the Participant’s death for 1 year after Participant’s death, but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)        Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following the Participant’s termination, , but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)        Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for 12 months following Participant’s death, , but in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.         Restricted Stock.

(a)      Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine, provided that during any Fiscal Year no Service Provider will receive more than an aggregate of 75,000 Shares of Restricted Stock, subject to Section 12 of the Plan. Notwithstanding the foregoing limitation, in connection with a Service Provider’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 100,000 Shares of Restricted Stock.

(b)        Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine; provided, however, that Awards of Restricted Stock shall have a vesting period and Period of Restriction of at least one (1) year. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c)        Transferability. Except as provided in this Section 7 or the Award Agreement, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)        Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)        Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(f)        Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)        Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)        Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

(i)        Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock which is intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

8.         Restricted Stock Units.

(a)        Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator, provided that during any Fiscal Year no Service Provider will receive Restricted Stock Units covering more than 75,000 Shares, subject to Section 12 of the Plan. Notwithstanding the foregoing limitation, in connection with a Service Provider’s initial service as an Employee, an Employee may be granted Restricted Stock Units covering up to an additional 100,000 Shares. After the Administrator determines that it will grant Restricted Stock Units under the Plan, it will advise the Service Provider in an

Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b)        Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion; provided, however, that Awards of Restricted Stock Units shall have a vesting period and Period of Restriction of at least one (1) year.

(c)        Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d)        Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e)        Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

(f)        Section 162(m) Performance Restrictions. For purposes of qualifying grants of Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Restricted Stock Units which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

9.        Stock Appreciation Rights.

(a)        Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion, provided that during any Fiscal Year, no Service Provider will be granted Stock Appreciation Rights covering more than 100,000 Shares, subject to Section 12 of the Plan. Notwithstanding the foregoing limitation, in connection with a Service Provider’s initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 100,000 Shares.

(b)        Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider.

(c)        Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d)        Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine; provided, however, that Stock Appreciation Rights shall become vested and exercisable no earlier than one (1) year after the Grant Date.

(e)        Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6(b) relating to the maximum term and Section 6(d) relating to exercise also will apply to Stock Appreciation Rights.

(f)        Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)        The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)       The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

10.        Performance Units and Performance Shares.

(a)        Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. Subject to Section 12 of the Plan, the Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Service Provider, provided that during any Fiscal Year, (i) no Service Provider will receive Performance Units having an initial value greater than $1,000,000 and (ii) no Service Provider will receive more than 100,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with a Service Provider’s initial service as an Employee, an Employee may be granted up to an additional 100,000 Performance Shares.

(b)        Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)        Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers; provided, however, that Awards of Performance Units and Performance Shares to Service Providers shall have a vesting period and Performance Period of at least one (1) year. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, business unit or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d)        Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e)        Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)        Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

(g)        Section 162(m) Performance Restrictions. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Administrator will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Award under Section 162(m) of the Code (e.g., in determining the Performance Goals).

11.      Performance-Based Compensation Under Section 162(m) of the Code.

(a)        General. If the Administrator, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Administrator may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to Service Providers that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

(b)        Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including (i) revenue, (ii) gross margin, (iii) operating margin, (iv) operating income, (v) pre-tax profit, (vi) earnings before interest, taxes and depreciation, (vii) net income, (viii) operating cash flow, (ix) cash position, (x) expenses, (xi) the market price of a Common Stock, (xii) earnings per share, (xiii) return on stockholder equity, (xiv) return on capital, (xv) total shareholder return, (xvi) economic value added, (xvii) number of customers, (xviii) market share, (xix) return on investments, (xx) profit after taxes, (xxi) objective customer indicators, (xxii) productivity improvements, (xxiii) supplier awards from significant customers, (xxiv) new product development, (xxv) working capital, (xxvi) objectively determinable individual objectives, (xxvii) return on equity, (xxviii) return on assets, (xxix) return on sales, and (xxx) sales. Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (A) in absolute terms, (B) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (C) in relative terms (including, but not limited to, results for other periods, passage of time and/or against another company or companies or an index or indices), (D) on a per-share or per-capita basis, (E) against the performance of the Company as a whole or a segment of the Company and/or (F) on a pre-tax or after-tax basis. Prior to the Determination Date, the Administrator shall determine whether any significant element(s) or item(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants. As determined in the discretion of the Administrator prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles (“GAAP”), or on a basis other than GAAP, including as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.

(c)        Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals, within the first 25% of the Performance Period, but in no event more than 90 days following the commencement of any Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator will, in writing, (i) designate one or more Service Providers to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by a Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. A Participant will be eligible to receive payment pursuant to an Award for a Performance Period only if the Performance Goals for such period are achieved.

(d)        Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Service Provider and is intended to constitute qualified performance based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m) of the Code) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

12.  Outside Director Limitation. No Outside Director may be granted, in any Fiscal Year, Awards covering more than 25,000 Shares. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 12.

13.  Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the 1st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.      Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15.      Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)        Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Sections 6, 7, 8, 9, 10, and 12 of the Plan.

(b)        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)        Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award (or portion thereof), the Participant will fully vest in and have the right to exercise such outstanding Option and Stock Appreciation Right, including Shares as to which such Award would not otherwise be vested or exercisable, all restrictions on such Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that such Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

(d)        Employee Options Following Assumption or Substitution. Following an assumption or substitution in connection with a merger of the Company with or into another corporation or the sale of substantially all of the assets of the Company where upon such transaction the stockholders of the Company immediately prior to the transaction hold less than 50% of the outstanding voting equity securities of the successor corporation following the transaction (a “Change in Control Merger”), if a Participant’s status as an Employee of the successor corporation is terminated by the successor corporation as a result of an Involuntary Termination within 12 months following the Change in Control Merger, the Participant will fully vest in and have the right to exercise Participant’s then-outstanding Options, including Shares as to which otherwise would not have been vested and exercisable. Thereafter the Option will remain exercisable in accordance with its terms.

(e)        Outside Director Awards. With respect to Awards granted to an Outside Director that are assumed or substituted for in the event of a Change in Control, the Outside Director will fully vest in and have the right to exercise Options and Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

16.      Tax.

(a)        Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)        Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(c)        Compliance With Section 409A of the Code. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A of the Code and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code.

17.       No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.       Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.       Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20.       Amendment and Termination of the Plan.

(a)    Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)    Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c)    Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21.       Conditions Upon Issuance of Shares.

(a)      Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)      Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.    Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23.    Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24.    Forfeiture Events. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, fraud, breach of a fiduciary duty, restatement of financial statements as a result of fraud or willful errors or omissions, termination of employment for cause, violation of material Company and/or Subsidiary policies, breach of non-competition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Subsidiaries. The Administrator may also require the application of this Section 24 with respect to any Award previously granted to a Participant even without any specified terms being included in any applicable Award Agreement to the extent required under Applicable Laws.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Echelon Corporation ™ Cornputershare ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS 480 Washington Blvd. Jersey City NJ 07310 If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE -1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BYMAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACHAND RETURN THIIS PORTION ONLY The Board of Directors recommends you vote FOR proposals 1 and 2. For Against Abstain To approve the adoption of the 2016 Equity Incentive Plan. □ To ratify the appointment of Armanino LLP as our independent registered public accounting firm for the fiscal □ year ending December 31, 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is available at www.Droxvvote.com ECHELON CORPORATION 2016 Special Meeting of Stockholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ECHELON CORPORATION The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated August 26, 2016, and hereby appoints Ronald A. Sege and C. Michael Marszewski, each the proxy of the undersigned, with full power to each of substitution, to vote all shares of common stock of Echelon Corporation that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting to be held on Tuesday, October 4, 2016, at 2901 Patrick Henry Drive, Santa Clara, California 95054, at 9:30 a.m. Pacific Time, and at any postponement or adjournment thereof, with the same force and effect as if the undersigned was personally present at the Special Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS LISTED ON THE REVERSE SIDE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side